EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of May 14, 2014

Among

NAVIGANT CONSULTING, INC.,

BOBCAT ACQUISITION CORPORATION,

CYMETRIX CORPORATION

and

THE SECURITYHOLDERS OF

CYMETRIX CORPORATION NAMED HEREIN

4.10.	Real Property	37

4.11.	Personal Property	38

4.12.	Intellectual Property; Software	38

4.13.	Accounts Receivable; Work in Process	40

4.14.	Title to Property	40

4.15.	Employees and Related Agreements; ERISA	40

4.16.	Employee Relations	42

4.17.	Contracts	44

4.18.	Status of Contracts	45

4.19.	No Violation or Litigation	45

4.20.	Environmental Matters	46

4.21.	Insurance	47

4.22.	Clients and Suppliers	47

4.23.	No Finder	47

4.24.	Financial Projection	48

4.25.	Bank Accounts; Power of Attorney; Minute Books	48

4.26.	Related and Other Transactions	48

4.27.	Compliance with Applicable Privacy Laws and Related Matters	49

4.28.	Disclosure	49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH OF THE KEY SECURITYHOLDERS		49

5.1.	Authority of Key Securityholder; No Conflict	49

5.2.	Title to Shares	50

5.3.	No Finder	50

5.4.	No Other Representations and Warranties	51

5.5.	Independent Investigation; No Reliance	51

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		51

6.1.	Organization of Parent and Merger Sub	51

6.2.	Authority; No Conflict	51

6.3.	No Finder	52

6.4.	No Financing	52

6.5.	Legal Proceedings	52

6.6.	No Other Representations and Warranties	52

6.7.	Independent Investigation; No Reliance	52

ARTICLE VII ADDITIONAL AGREEMENTS		53

7.1.	Covenant Not to Compete or Solicit Business	53

7.2.	Taxes	54

7.3.	Employee Benefit Plans	57

7.4.	Collection of Receivables	57

7.5.	Indemnification	59

7.6.	Tax Benefit Amounts	59

7.7.	COBRA	60

ARTICLE VIII INDEMNIFICATION		60

8.1.	Indemnification by Key Securityholders	60

8.2.	Indemnification by Parent	61

8.3.	Notice of Claims	62

8.4.	Third Person Claims	62

8.5.	Limitations on Indemnification Obligations	63

8.6.	Additional Limitations; Net Losses; Subrogation; Mitigation	66

8.7.	Coordination with Tax Contests	67

8.8.	Exclusive Remedy	67

8.9.	Tax Treatment	67

ARTICLE IX GENERAL PROVISIONS		67

9.1.	Survival of Obligations	67

9.2.	Confidential Nature of Information	68

9.3.	No Public Announcement	68

9.4.	Notices	68

9.5.	Successors and Assigns	69

9.6.	Access to Records After Closing	69

9.7.	Entire Agreement; Amendments	70

9.8.	Partial Invalidity	70

9.9.	Schedules	70

9.10.	Waivers	71

9.11.	Expenses	71

9.12.	Execution in Counterparts; Facsimile or Electronic Signatures	71

9.13.	Enforcement of Agreement	71

9.14.	Further Assurances	72

9.15.	Governing Law	72

9.16.	Time is of the Essence	72

9.17.	Representation by Counsel	72

9.18.	Submission to Jurisdiction	72

9.19.	Dispute Resolution	73

9.20.	Arbitration	73

9.21.	Conflicts; Privileges	75

9.22.	Judicial Procedure	75

9.23.	Securityholder Representative	75

EXHIBITS:

A.	Form of Escrow Agreement

B.	Form of Services Agreement

C.	Form of Amended and Restated Certificate of Incorporation

D.	Letter of Transmittal

E.	Income Statement Format

F.	Form of Non-Competition Agreement

G.	Business Adjustment Plan

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 14, 2014, among Navigant Consulting, Inc., a Delaware corporation (“Parent”), Bobcat Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Cymetrix Corporation, a Delaware corporation (the “Company”), and Michael Halberda, Jeffrey MacDonald, RLH Investors, L.P. (“RLHI”) and CEO Fund, L.P. (collectively with RLHI, the “RLH Funds,” and Michael Halberda, Jeffrey MacDonald and the RLH Funds are collectively referred to as the “Key Securityholders”).

RECITALS:

WHEREAS, the Key Securityholders are the owners, beneficially and of record, of in excess of 82% of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company is engaged in the business of providing revenue cycle consulting and analytical tools and business process outsourcing solutions to hospitals and healthcare networks (the “Business”);

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL and, upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent; and

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved this Agreement and declared advisable the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 2.7(e).

“Actual Knowledge of the Company” means the Knowledge of the Company but without any investigation or imputed knowledge that would have been obtained by making inquiries.

“Additional Period” has the meaning specified in Section 2.8(a)(i).

“Advance Amount” has the meaning specified in Section 9.23.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under Common Control with, such Person.

“Aggregate Option Exercise Amount” means the aggregate amount payable to the Company upon the exercise of all Company Options outstanding immediately prior to the Effective Time.

“Agreed Accounting Principles” means generally accepted accounting principles in the United States, consistently applied; provided that with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Audited Financial Statements.

“Agreed Adjustments” has the meaning specified in Section 2.7(d).

“Agreed Contingent Payment Adjustments” has the meaning specified in Section 2.8(b)(ii).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Amended and Restated Employment Agreements” means the amended and restated employment agreements to be entered into by and between the Company and certain of the executives of the Company at the Closing.

“Antitrust Division” has the meaning specified in Section 4.3(c).

“Appraisal Shares” has the meaning specified in Section 2.4.

“Audited Financial Statements” has the meaning specified in Section 4.4(a).

“Balance Sheet” means the audited balance sheet of the Company as of December 31, 2013 included in Schedule 4.4.

“Balance Sheet Date” means December 31, 2013.

“Business” has the meaning specified in the recitals to this Agreement.

“Cash Closing Consideration” shall mean an amount equal to (a) $75,000,000 in cash; minus (b) the aggregate amount of Company Debt outstanding immediately prior to the Closing as set forth on the Consideration Spreadsheet; minus (c) the Escrow Amount; minus (d) the unpaid portion of the Selling Expenses; minus (e) the Advance Amount; plus (f) the Aggregate Option Exercise Amount; plus (g) the amount, if any, by which the Closing Date Net Working Capital, as finally determined pursuant to Section 2.7, exceeds the Target Net Working Capital Amount; minus (h) the amount, if any, by which the Closing Date Net Working Capital, as finally determined pursuant to Section 2.7, is less than the Target Net Working Capital Amount.

“Certificate of Merger” has the meaning specified in Section 2.2(b).

“Claim Notice” has the meaning specified in Section 8.3(a).

“Closing” has the meaning specified in Section 2.2(a).

“Closing Date” has the meaning specified in Section 2.2(a).

“Closing Date Net Working Capital” means (a) the net book value of those current assets of the Company and the Subsidiary (including cash and cash equivalents and Deposits), taken as a whole, that are included in the line item categories of current assets used in the calculation of Target Net Working Capital Amount as set forth on Schedule 2.7(b); minus (b) the net book value of those current liabilities of the Company and the Subsidiary, taken as a whole, that are included in the line item categories of current liabilities used in the calculation of Target Net Working Capital Amount as set forth on Schedule 2.7(b), in each case, (y) as determined in a manner consistent with the Agreed Accounting Principles and (z) calculated using the same calculation method (the “Calculation Method”) used in the calculation of Target Net Working Capital Amount as set forth on Schedule 2.7(b). To the extent the Calculation Method differs from the Agreed Accounting Principles, the Calculation Method shall control.

“Closing Date Net Working Capital Statement” has the meaning specified in Section 2.7(b).

“COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

“Company CEO” has the meaning specified in Section 2.8(d)(ii).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Debt” means all Indebtedness of the Company and the Subsidiary at the Closing, other than the Indebtedness reflected on the Closing Date Net Working Capital Statement, as finally determined pursuant to Section 2.7, and other than the Funded Debt.

“Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or the Subsidiary or any predecessor of or successor to the Company or the Subsidiary (or another such predecessor or successor), or any other group of corporations (other than a Parent Group Member) that, prior to the Closing, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or the Subsidiary or any predecessor of or successor to the Company or the Subsidiary (or another such predecessor or successor).

“Company Options” means options to purchase shares of Company Common Stock granted by the Company pursuant to the Company Stock Plan and outstanding immediately prior to the Effective Time.

“Company Plans” has the meaning specified in Section 4.15(a).

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Property” means any real or personal property, building, equipment or other asset owned, leased or operated by the Company or the Subsidiary.

“Company Stock Agreement” has the meaning specified in Section 4.1(h).

“Company Stock Certificate” has the meaning specified in Section 2.6(a).

“Company Stock Plan” means the Company’s 2005 Equity Participation Plan.

“Consideration Spreadsheet” has the meaning specified in Section 2.7(a).

“Contingent Payment” has the meaning specified in Section 2.8(a)(i).

“Contingent Payment Statement” has the meaning specified in Section 2.8(b)(i).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local or any supra-national or non-United States court or tribunal and any award in any arbitration proceeding.

“Defaulting Securityholder” has the meaning specified in Section 9.23.

“Deposits” means all deposits and prepayments for work not completed or delivered by the Company or the Subsidiary as of the Closing Date.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning specified in Section 9.19(a).

“DTO Plan” has the meaning specified in Section 2.8(a).

“EBITDA” has the meaning specified in Section 2.8(a)(iii).

“Effective Time” has the meaning specified in Section 2.2(b).

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any defect in title or other encumbrance of any kind, but excluding restrictions on transfer under federal or state securities Requirements of Laws.

“Environmental Laws” means those Requirements of Laws governing the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means the Company, the Subsidiary and any Affiliate or predecessor of any of them and any other Person who, together with the Company, the Subsidiary or any Affiliate is treated as a single employer for purposes of Code Sections 414(b), (c), (m) or (o).

“Escrow Account” means the account in which the Escrow Agent shall hold, invest, reinvest and disburse the Escrow Amount in accordance with the terms of the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit A, among Parent, the Securityholder Representative and the Escrow Agent.

“Escrow Amount” means $7,500,000.

“Estimated Cash Closing Consideration” has the meaning specified in Section 2.7(a).

“Estimated Cash Closing Consideration Per Share” means the amount determined by dividing (a) the Estimated Cash Closing Consideration by (b) the Fully Diluted Company Share Number.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.7(a).

“Excess Capital Expenditures” has the meaning specified in Section 2.8(a)(iv).

“Excess Receivables Amount” has the meaning specified in Section 7.4(c).

“Excluded Liabilities” has the meaning specified in Section 2.10.

“Excluded Tax” means any Tax that is included in the calculation of Final Closing Date Net Working Capital.

“Expenses” means any and all out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Final Closing Date Net Working Capital” has the meaning specified in Section 2.7(b).

“Financial Projection” has the meaning specified in Section 4.24.

“Financial Statements” has the meaning specified in Section 4.4(a).

“FTC” has the meaning specified in Section 4.3(c).

“Fully Diluted Company Share Number” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time and (b) the aggregate number of shares of Company Common Stock issuable upon exercise of Company Options outstanding immediately prior to the Effective Time.

“Funded Debt” means the $1,000,000 of indebtedness that was incurred to fund the acquisition of fixed assets and rebranding initiative of the Company.

“Governmental Body” means any domestic, multinational, foreign, United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory, instrumentality, agency, body or commission, self-regulatory, organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 4.9(a).

“Hazardous Material” means any substance which is which is defined as a “hazardous waste,” “extremely hazardous waste,” “contaminant,” “pollutant” or “toxic waste” under, or for which liability or standards of care are imposed by, applicable Environmental Laws, and including petroleum, petroleum products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act.

“Indebtedness” means, as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including (a) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (d) all obligations under leases which will have been or must be, in accordance with United States generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) all interest, fees, prepayment premiums, collection costs, and other expenses owed with respect to the indebtedness referred to above and (g) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” has the meaning specified in Section 8.3(a).

“Indemnitor” has the meaning specified in Section 8.3(a).

“Individual Key Securityholders” means each of Michael Halberda and Jeffrey MacDonald.

“Intellectual Property” means all (i) Trade Secrets, (ii) United States, state and foreign trademarks, service marks, trade names, Internet domain names, moral rights, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, (iii) United States and foreign copyrights, copyrightable works and mask works (as defined in 17 U.S.C. § 901), whether registered or unregistered, and pending applications to register the same, and (iv) United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

“Interim Financial Statements” has the meaning specified in Section 4.4(a).

“IRS” means the Internal Revenue Service.

“Key Securityholders” has the meaning specified in the first paragraph of this Agreement.

“KMR” has the meaning specified in Section 9.21.

“Knowledge of the Company” has the meaning specified in Schedule 1.1(a).

“Leased Real Property” has the meaning specified in Section 4.10(a).

“Letter of Transmittal” has the meaning specified in Section 2.6(a).

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, deficiencies or other charges; provided, however, that “Losses” shall not include exemplary damages, punitive damages or consequential damages (for purposes of this definition, “consequential damages” shall mean damages that were not reasonably foreseeable), except in each case to the extent such damages are awarded or paid to a third party, including a Governmental Body.

“Made Available” means having been posted on the Share Vault data site to which the Parent has access.

“Material Adverse Effect” means, (a) with respect to the Company, any circumstance, change, occurrence, event or development that has resulted in, or would reasonably be expected to result in, a material adverse effect on (i) the shares of capital stock of the Company, the assets and properties of the Company, the Subsidiary or the business, results of operations or financial condition of the Company and the Subsidiary, taken as a whole, or (ii) the ability of the Company or the Securityholders to consummate the transactions contemplated by this Agreement, but, solely for purposes of clause (i), none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any circumstance, change, occurrence, event or development (A) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (B) affecting companies in the industries, markets or geographical areas in which it conducts its business generally, (C) resulting from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, (D) resulting from any changes after the date hereof in applicable laws or accounting rules or interpretations thereof, (E) resulting from any actions specifically required to be taken by this Agreement, (F) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics or (G) arising out of any action taken or omitted to be taken with the explicit written consent of the other party and (b) with respect to Parent, has resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; provided that, in the cases of clauses (A), (B) and (D), that such circumstance, change, occurrence, event or development does not have a materially disproportionate impact on the Business, results of operations or financial condition of the Company and the Subsidiary (taken as a whole) relative to other participants in the industries, markets or geographic areas in which the Business operates.

“Material Company Agreements” has the meaning specified in Section 4.18.

“Merger” has the meaning specified in the recitals of this Agreement.

“Merger Sub” has the meaning specified in the first paragraph of this Agreement.

“Net Amount of Receivables” has the meaning specified in Section 7.4(c).

“Open Source” has the meaning specified in Section 4.12(k).

“Option Consideration” has the meaning specified in Section 2.2(d).

“Option Holders” means those Persons who hold Company Options immediately prior to the Effective Time.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

“Parent Excluded Representations” has the meaning specified in Section 8.5(b)(i).

“Parent Group Member” means Parent and its Affiliates and their respective successors and assigns, officers, employees and directors.

“Per Option Amount” means, with respect to any amount as it relates to a Company Option, the product of (i) the number of shares of Company Common Stock issuable upon exercise of such Company Option, and (ii) the Per Share Amount.

“Per Share Amount” means, with respect to any amount as it relates to a share of Company Common Stock, the quotient of such amount divided by the Fully Diluted Company Share Number.

“Per Share Merger Consideration” has the meaning specified in Section 2.2(c)(i).

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable; and (iii) other liens or imperfections on property which do not, individually or in the aggregate, materially adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Information” means the term or like terms set forth in the applicable Privacy Law (including the MA Security Regs.) that describes, covers or defines data that identifies or can be used to identify individuals.

“Positive Adjustment Amount” has the meaning specified in Section 2.7(g).

“Privacy Laws” includes all applicable United States state and federal laws, rules, regulations, codes, orders, decrees and rulings thereunder of any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing relating to privacy and protection of Personal Information, including, without limitation, the Gramm-Leach-Bliley Act of 1999, as amended; the Identity Theft Red Flag Rules under the Fair and Accurate Credit Transactions Act of 2003; the Health Insurance Portability and Accountability Act of 1996, as amended; the Health Information Technology for Economic and Clinical Health Act; the Privacy Act of 1974, as amended; the Family Education Rights and Privacy Act of 1974, as amended; the Right to Financial Privacy Act of 1978, as amended; the Privacy Protection Act of 1980, as amended; the Cable Communications Policy Act of 1984, as amended; the Electronic Communications Privacy Act of 1986, as amended; the Video Privacy Protection Act of 1988, as amended; the Telephone Consumer Protection Act of 1991, as amended; the Driver’s Privacy Protection Act of 1994, as amended; the Communications Assistance for Law Enforcement Act of 1994, as amended; the Telecommunications Act of 1996, as amended; the U.S. Department of Commerce regulations set forth in 65 Federal Register 45666; the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003, as amended; the Children’s Online Privacy Protection Act of 1998, as amended; the Fair Credit Reporting Act of 1970, as amended; and all applicable state privacy, security, data protection and destruction, and data breach notification statutes and regulations, including but not limited to M.G.L. c. 93H and I, and the Standards for the Protection of Personal Information of Residents of the Commonwealth of Massachusetts, 201 CMR 17.00 (the “MA Security Regs.”).

“RDN” means Robert Rodin.

“Receivables” has the meaning specified in Section 7.4(a).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the indoor or outdoor environment or into or out of any Company Property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Company Property.

“Remedial Action” means actions required under Environmental Law to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Laws” means any United States federal, state and any non-United States laws, constitutions, statutes, regulations, rules, codes, treaties or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law, including federal and state laws commonly known as “fraud and abuse laws” and federal and state privacy laws including those relating to health information and data protection.

“Restricted Geographic Area” means North America, the United Kingdom and Asia.

“RLH Funds” has the meaning specified in the first paragraph of this Agreement.

“RLHI” has the meaning specified in the first paragraph of this Agreement.

“Securityholder Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by a Securityholder under this Agreement or in connection herewith.

“Securityholder Excluded Representations” has the meaning specified in Section 8.5(a)(i).

“Securityholder Group Member” means the Securityholders and their Affiliates and their respective successors and assigns and the officers, employees, directors and equityholders of the Securityholders that are not individuals.

“Securityholder Percentage” means, with respect to any Securityholder, the percentage determined by dividing (a) the aggregate number of shares of (i) Company Common Stock owned by such Securityholder and (ii) Company Common Stock issuable upon conversion of Company Options owned by such Securityholder by (b) the Fully Diluted Company Share Number.

“Securityholder Representative” has the meaning specified in Section 9.23.

“Securityholder Representative Expenses” has the meaning specified in Section 9.23.

“Securityholders” means the Stockholders and the Option Holders.

“Selling Expenses” means all of the fees and expenses of outside professionals incurred by the Company, the Subsidiary or by the Securityholders which are being paid at Closing pursuant to this Agreement, including all legal, accounting, financial, tax, advisory or other consulting fees, and any Taxes thereon, and including, for the avoidance of doubt, any fees payable to RDN and MTS Health Partners, LLC at or in connection with the Closing.

“Services Agreement” means the Services Agreement, in the form of Exhibit B, between Parent and the Company.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers and related documentation and materials, whether in source code, object code or human readable form.

“Statement of Objections” has the meaning specified in Section 2.7(c).

“Stockholder Consent” has the meaning specified in Section 4.3(a).

“Stockholders” means those Persons who hold shares of Company Common Stock immediately prior to the Effective Time.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subcontractor” has the meaning specified in Section 4.16(a).

“Subsidiary” means CareClarity Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“Subsidiary Shares” means to the extent certificated, the shares of the Subsidiary.

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Target Net Working Capital Amount” means $7,261,941.

“Tax” (and, with correlative meaning, “Taxable”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, capital windfall, profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement or arrangement.

“Tax Return” means any return, report or similar statement, declaration, schedule, notice or form, filed or required to be filed with any Taxing authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or the Subsidiary.

“Third Person Claim” has the meaning specified in Section 8.3(a).

“Trade Secrets” means confidential information, ideas, research and development, compositions, trade secrets, know-how, developments, concepts, methods, processes, formulae, technology, technical data, designs, specifications, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, pricing and cost information, business plans, marketing plans, business proposals or marketing proposals or other proprietary information protectable as a trade secret under applicable law which, in each case, are not public and have been kept confidential by the Company or the Subsidiary.

“Transaction Tax Benefit” means an actual reduction in the Tax liability (after taking into account any additional non-income Taxes such as payroll Taxes) of Parent, the Surviving Corporation or any Parent Group Member resulting from a Transaction Tax Deduction (treating such Transaction Tax Deduction as the last item claimed with respect to the applicable taxable period).

“Transaction Tax Deduction” means any income Tax deduction arising from (x) any bonuses paid on or prior to the Closing Date or options exercised or deemed exercised on or prior to the Closing Date in each case in connection with the transactions contemplated hereby, including without limitation payments of the Option Consideration, (y) expenses with respect to Indebtedness being paid in connection with the Closing and (z) all Selling Expenses that are properly deductible for Tax purposes.

“Unresolved Contingent Payment Objections” has the meaning specified in Section 2.8(b)(i).

“Unresolved Objections” has the meaning specified in Section 2.7(c).

1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (iv) to “$” or “dollars” or similar references means United States dollars, unless specifically otherwise stated. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Parent Ancillary Agreements, the Company Ancillary Agreements and the Securityholder Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

MERGER

2.1. Merger of Merger Sub into the Company.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL. The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C and the by-laws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, in each case until thereafter changed or amended as provided therein or by applicable Requirements of Laws.

(c) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, effective as of the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, effective as of the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

2.2. Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall be consummated on the date hereof (the “Closing Date”) at the offices of Sidley Austin LLP in Chicago, Illinois or remotely via the electronic exchange of documents and signatures. The Closing shall be deemed to be effective as of 11:59 p.m., Chicago time, on the Closing Date.

(b) Subject to the terms and conditions of this Agreement, a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware concurrently with the Closing. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be agreed by Parent and the Company and specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(c) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder:

(i) except as provided in clauses (iii) and (iv) below, each share of Company Common Stock outstanding immediately prior to the Effective Time, other than Appraisal Shares, shall be converted into the right to receive (subject to Section 2.3), without interest: (A) the Estimated Cash Closing Consideration Per Share; plus (B) the Per Share Amount of any Positive Adjustment Amount required to be paid pursuant to Section 2.7(g) (as and when such payments are made); plus (C) subject to Section 9.23, the Per Share Amount of any disbursements made from the Escrow Account (as and when such disbursements are made); plus (D) the Per Share Amount of any disbursements made from the Advance Amount pursuant to Section 9.23 (as and when such disbursements are made); plus (E) any payments with respect to such share of Company Common Stock in respect of a Tax refund made pursuant to Section 7.2(a)(ii) (as and when such payments are made); plus (F) the Per Share Amount of any Transaction Tax Benefit made pursuant to Section 7.6 (as and when such payments are made); plus (G) the Per Share Amount of any Excess Receivables Amount paid pursuant to Section 7.4(c); and plus (H) the Per Share Amount of any Contingent Payment required to be paid pursuant to Section 2.8(c) (as and when such payments are made) (collectively, the “Per Share Merger Consideration”);

(ii) each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(iii) each share of Company Common Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor;

(iv) each share of Company Common Stock held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor; and

(v) from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the amount of cash consideration set forth in this Agreement.

(d) Treatment of Company Options. At the Effective Time, the vesting of each Company Option outstanding immediately prior to the Effective Time shall accelerate in full, and each such Company Option shall be canceled and shall terminate in its entirety and shall be converted into the right to receive therefor (subject to Section 2.3), without interest: (i) an amount of cash (rounded to the nearest whole cent after aggregation of all amounts payable in respect of all Company Options held by a holder of Company Options) equal to the product of (A) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (including shares that became vested in connection with the Merger) and (B) the excess, if any, of the Estimated Cash Closing Consideration Per Share over the exercise price of such Company Option immediately prior to the Effective Time; plus (ii) the Per Option Amount of any Positive Adjustment Amount required to be paid pursuant to Section 2.7(g) (as and when such payments are made), plus (iii) subject to Section 9.23, the Per Option Amount of any disbursements made from the Escrow Account (as and when such disbursements are made); plus (iv) the Per Option Amount of any cash disbursements made from the Advance Amount in accordance with Section 9.23 (as and when such disbursements are made); plus (v) the Per Option Amount of any payments in respect of a Tax refund made pursuant to Section 7.2(a)(ii) (as and when such payments are made); plus (vi) the Per Option Amount of any payments in respect of a Transaction Tax Benefit made pursuant to Section 7.6 (as and when such payments are made); plus (vii) the Per Option Amount of any Excess Receivables Amount paid pursuant to Section 7.4(c); and plus (viii) the Per Option Amount of any Contingent Payment required to be paid pursuant to Section 2.8(c) (as and when such payments are made). The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 2.2(d) is referred to herein as the “Option Consideration.” For the avoidance of doubt, as and when the Option Consideration becomes payable to the Option Holders, such amounts shall be delivered by Parent to the Surviving Corporation, and the Surviving Corporation (or its payroll processor, as applicable) will disburse such payments, net of applicable withholding Taxes, to the Option Holders. Any payments of any Contingent Payment in consideration of Company Options shall be paid in compliance with Section 409A of the Code. The Company has taken all action necessary to terminate the Company Stock Plan effective as of the Closing.

2.3. Withholding. Notwithstanding any other provision of this Agreement, each of Parent, the Surviving Corporation, the Escrow Agent and the Securityholder Representative shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation, the Escrow Agent and the Stockholder Representative are required to deduct and withhold from such consideration under the Code or any other Requirements of Laws. If any withholding obligation may be avoided by any Person receiving consideration by such Person providing information or documentation to the applicable payor, such Person shall provide such information or documentation to the applicable payor. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

2.4. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive the Per Share Merger Consideration, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Per Share Merger Consideration, without interest thereon, upon surrender of the Company Stock Certificate representing such Appraisal Shares in accordance with Section 2.6.

2.5. Payments on the Closing Date. At the Closing, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, the following:

(a) to the Escrow Agent, to the account or accounts specified in the Escrow Agreement, an amount equal to the portion of the Estimated Cash Closing Consideration payable to the Securityholders holding shares of Company Common Stock immediately prior to the Closing, for further distribution to each such Securityholder in accordance with the Consideration Spreadsheet, the Escrow Agreement and the provisions of Section 2.6;

(b) to the Surviving Corporation, an amount equal to the portion of the Estimated Cash Closing Consideration payable to the Securityholders holding Company Options immediately prior to the Closing, for further distribution, net of applicable withholding Tax, to each such Securityholder in accordance with the Consideration Spreadsheet and the provisions of Section 2.6;

(c) to the Escrow Agent, to an account or accounts specified in the Escrow Agreement, an amount equal to the Escrow Amount to be held and disbursed in accordance with the Escrow Agreement;

(d) to the Securityholder Representative, to an account or accounts specified in the Consideration Spreadsheet, an amount equal to the Advance Amount, to be held and disbursed as provided herein;

(e) to the accounts specified in Schedule 2.5(e), all Company Debt as set forth in the applicable payoff statements delivered to Parent pursuant to Section 3.2(j) to the Person(s) designated for payment therein; and

(f) to the accounts specified in Schedule 2.5(f), all unpaid Selling Expenses as set forth in the applicable payoff statements delivered to Parent pursuant to Section 3.2(j) to the Person(s) designated for payment therein.

2.6. Surrender of Certificates and Agreements.

(a) Exchange of Certificates; Payment of Per Share Merger Consideration. The Escrow Agent shall act as the disbursement agent for purposes of effecting the payments to be made to holders of Company Common Stock pursuant to this Section 2.6. Upon surrender to Parent at the Closing (via delivery of PDF copies of executed documents at the Closing with original executed documents to be provided promptly following the Closing) of certificates representing shares of Company Common Stock whose shares were converted into the right to receive the Per Share Merger Consideration (each, a “Company Stock Certificate”) and a duly executed letter of transmittal in the form attached hereto as Exhibit D (a “Letter of Transmittal”), Parent shall pay or cause the Escrow Agent to pay, subject to Section 2.3, to the holder of such Company Stock Certificate the amount of Per Share Merger Consideration that such holder has the right to receive pursuant to Section 2.2(c)(i)(A) in respect of the shares of the Company Common Stock represented by such Company Stock Certificate, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6, each share of Company Common Stock represented by a Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration. No interest shall be paid or accrue on any cash payable upon such surrender.

(b) Payment of Option Consideration. Parent shall pay, and shall cause the Surviving Corporation to promptly pay, through the Surviving Corporation’s payroll system in the case of Option Holders who are or were employees, to each Option Holder the amount of Option Consideration that such Option Holder has the right to receive pursuant to Section 2.2(d)(i). No interest shall be paid or accrue on any cash payable pursuant to this Section 2.6(b).

(c) Transfer Books; No Further Ownership Rights in Company Stock. At the Effective Time: (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Stock Certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Merger Consideration with respect to each share of Company Common Stock evidenced by such Company Stock Certificate upon surrender thereof in accordance with Section 2.6(a); and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Per Share Merger Consideration with respect thereto, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of loss with respect to such Company Stock Certificate.

(e) No Liability. None of Parent, the Escrow Agent or the Surviving Corporation shall be liable to any Person for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Requirements of Laws. If any Company Stock Certificate has not been surrendered before five (5) years after the Effective Time (or immediately before such earlier date on which the Per Share Merger Consideration in respect of any such Company Stock Certificate would otherwise escheat to or become property of any Governmental Body), any such Per Share Merger Consideration shall, to the extent permitted by Requirements of Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.7. Estimated Cash Closing Consideration; Consideration Spreadsheet; Adjustment.

(a) Attached as Schedule 2.7(a) is a spreadsheet (the “Consideration Spreadsheet”) which sets forth all of the following information, as of the Closing Date: (i) the names of all the holders of Company Common Stock and Company Options and their respective addresses; (ii) the number of shares of Company Common Stock held by such Persons and the number of shares of Company Common Stock subject to the Company Options held by such Persons; (iii) the exercise price per share of each Company Option; (iv) the Fully Diluted Company Share Number, (v) a good faith estimate by the Company of the Closing Date Net Working Capital (such estimate, the “Estimated Closing Date Net Working Capital”) as of the close of business on the Closing Date, and based thereon, a calculation of the estimated Cash Closing Consideration (the “Estimated Cash Closing Consideration”), including each of the components thereof, and the Estimated Cash Closing Consideration Per Share; (vi) the amount of Estimated Cash Closing Consideration payable to each holder of Company Common Stock and to each holder of a Company Option (before deduction for any Tax withholding); and (vii) the Securityholder Percentage of each Securityholder.

(b) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative an unaudited statement (the “Closing Date Net Working Capital Statement”) which sets forth Parent’s good faith calculations of (i) the Closing Date Net Working Capital (the “Final Closing Date Net Working Capital”), and (ii) the Cash Closing Consideration based on the Final Closing Date Net Working Capital, which shall include only the categories of assets and liabilities of the Company and the Subsidiary, shown on Schedule 2.7(b).

(c) Promptly following receipt of the Closing Date Net Working Capital Statement, the Securityholder Representative may review the same and, within thirty (30) days after the date of such receipt, shall deliver to Parent a certificate signed by the Securityholder Representative either accepting such Closing Date Net Working Capital Statement or setting forth each of the Securityholder Representative’s objections to the Closing Date Net Working Capital Statement (the “Statement of Objections”) and the amount of the Final Closing Date Net Working Capital (the “Unresolved Objections”), together with a complete and reasonably detailed list of the reasons therefor and calculations which, in the Securityholder Representative’s view, are necessary to eliminate the Unresolved Objections. If the Securityholder Representative does not deliver the Statement of Objections within such 30-day period, the Closing Date Net Working Capital Statement, including the amount of the Final Closing Date Net Working Capital shown thereon, shall be final and binding on all parties hereto for purposes of this Agreement but, subject to Section 8.6(d), shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d) If the Securityholder Representative delivers the Statement of Objections within such 30-day period, Parent and the Securityholder Representative shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) the Unresolved Objections and, if the Securityholder Representative and Parent so resolve all the Unresolved Objections, the Closing Date Net Working Capital Statement, including the amount of the Final Closing Date Net Working Capital shown thereon, as adjusted by the Agreed Adjustments, shall be final and binding on all parties hereto for purposes of this Agreement but, subject to Section 8.6(d), shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e) If any Unresolved Objections are not resolved by the Agreed Adjustments within the twenty (20) day period next following such 30-day period, then Parent and the Securityholder Representative shall submit the remaining Unresolved Objections that have not been resolved by the Agreed Adjustments to Deloitte & Touche LLP (or to such other national accounting firm acceptable to the Securityholder Representative and Parent) and such firm (the “Accounting Firm”), acting as an expert and not an arbitrator, shall be directed by Parent and the Securityholder Representative to resolve such remaining Unresolved Objections (based solely on the presentations by Parent and by the Securityholder Representative as to whether such remaining Unresolved Objections have been determined in a manner consistent with this Agreement) as promptly as reasonably practicable and by delivering written notice to each of Parent and the Securityholder Representative setting forth its resolution of such remaining Unresolved Objections. The Accounting Firm shall only decide the specific remaining Unresolved Objections and its decision must be within the range of values assigned to such item in the Closing Date Net Working Capital Statement and the Statement of Objections, respectively. The Accounting Firm shall be requested to make a determination as soon as practicable and within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement. The Closing Date Net Working Capital Statement, including the amount of the Final Closing Date Net Working Capital shown thereon, after giving effect to any Agreed Adjustments and to such resolution by the Accounting Firm, shall be final and binding on all parties hereto for purposes of this Agreement but, subject to Section 8.6(d), shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(f) The parties hereto shall make available to Parent, the Securityholder Representative and, if applicable, the Accounting Firm, such books, records and other information as any of the foregoing may reasonably request to prepare or review the Closing Date Net Working Capital Statement or any Unresolved Objections submitted to the Accounting Firm, including work papers prepared by Parent, the Securityholder Representative and their respective accountants to the extent that they relate to the Closing Date Net Working Capital Statement, provided that such access shall be in a manner that does not interfere with the normal business operations of Parent, the Surviving Corporation or the Business. The fees and expenses of the Accounting Firm hereunder shall be borne by Parent, on the one hand, and the Securityholder Representative, on the other hand, in proportions inverse to the relative extent to which they prevail on matters resolved by the Accounting Firm, which proportions and allocation shall be determined by the Accounting Firm.

(g) If the amount of the Final Closing Date Net Working Capital, as finally determined pursuant to this Section 2.7, is less than the amount of the Estimated Closing Date Net Working Capital, then the Securityholder Representative shall pay to Parent (first from the Advance Amount and, if such payment is greater than the Advance Amount, from Securityholders), within seven (7) days after such determination, an amount of cash equal to the excess of the amount of the Estimated Closing Date Net Working Capital over such amount of the Closing Date Net Working Capital. If the amount of the Final Closing Date Net Working

Capital, as finally determined pursuant to this Section 2.7, exceeds the amount of the Estimated Closing Date Net Working Capital (such amount, the “Positive Adjustment Amount”), then Parent shall, within seven (7) days after such determination, (A) deposit with the Escrow Agent to then pay to each Securityholder holding Company Common Stock immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the Positive Adjustment Amount and (B) pay to the Surviving Corporation, for further distribution, net of applicable withholding Tax, to each Securityholder holding Company Options immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the Positive Adjustment Amount. Any payments pursuant to this Section 2.7(g) shall be an adjustment to the Cash Closing Consideration.

2.8. Contingent Payment.

(a) Calculation of Contingent Payment.

(i) The aggregate Per Share Merger Consideration and Option Consideration shall include an additional payment in cash, if any, to be made by Parent to the Securityholders in the manner described herein (any such payment being a “Contingent Payment”) based on the performance of the Surviving Corporation and the Subsidiary during the period beginning on and including November 1, 2014 and ending on and including October 31, 2015 (the “Additional Period”) to be determined as set forth in this Section 2.8.

(ii) The Contingent Payment shall be equal to the excess, if any, of (A) the sum of (x) an amount equal to the product of 0.36 and the revenue of the Surviving Corporation and the Subsidiary recognized by the Surviving Corporation pursuant to the Agreed Accounting Principles for the Additional Period and (y) an amount equal to the product of 5.7 and the EBITDA (as defined below) of the Surviving Corporation and the Subsidiary for the Additional Period, over (B) the amount of the Cash Closing Consideration (prior to any adjustment thereto pursuant to Section 2.7).

(iii) As used herein, “EBITDA” means the earnings of the Surviving Corporation and the Subsidiary, on a consolidated basis for the Additional Period before expenses for interest, income taxes, depreciation and amortization, as determined consistently with (x) the Income Statement Format on Exhibit E and (y) the provisions of this Section 2.8; provided, however, that if any of the following items are included in calculating EBITDA for purposes of this Section 2.8, such items shall be added back for purposes of such calculation: (A) any unpaid Selling Expenses, (B) the fee to be paid to RDN pursuant to Section 2.8(c)(i), (C) any payments to Option Holders pursuant to Section 2.6(b), (D) any Losses or Expenses for which a Parent Group Member was indemnified pursuant to Section 8.1, (E) any expenses not incurred during or related to the Additional Period, (F) any extraordinary gains or losses in accordance with United States generally accepted accounting principles and (G) prior to October 31, 2015, any Excess Capital Expenditures but only to the extent consented or agreed to by Parent and the Company CEO pursuant to Section 2.8(a)(iv)(C).

(iv) Payments charged by the Surviving Corporation to Parent or its Affiliates or charged by Parent or its Affiliates to the Surviving Corporation, in each case pursuant to the Services Agreement shall be included in the determination of the Contingent Payment, as provided in the Services Agreement. During the Additional Period (A) the Surviving Corporation shall be charged by Parent a referral fee of two percent (2%) of all client revenue of the Surviving Corporation, as and when received, solely attributable to sales leads from the staff of Parent or any of its Affiliates outside of the Surviving Corporation, including the sales leads provided to the Surviving Corporation prior to Closing listed on Schedule 2.8(a)(iv), and (B) the Surviving Corporation shall be credited with a referral fee of two percent (2%) of all client revenue of Parent or its Affiliates (other than the Surviving Corporation or the Subsidiary), as and when received, solely attributable to sales leads from the staff of the Surviving Corporation or the Subsidiary to Parent or such Affiliates (including such sales leads provided by staff of the Surviving Corporation to the Alleviant practice group of Parent’s Healthcare Practice (“Alleviant”) for physician-based revenue cycle outsourcing engagements) and (C) if the Company CEO determines that during the Additional Period the Surviving Corporation needs to incur capital expenditures in excess of an amount equal to 3.2 percent (3.2%) of the total gross client fees actually billed or billable by the Surviving Corporation during the Additional Period (the “Excess Capital Expenditures”), then the Company CEO shall notify Parent of such determination and the Company CEO and Parent shall review and discuss such Excess Capital Expenditures. The Company CEO and Parent shall agree upon appropriate adjustments to the calculation of the Contingent Payment to reflect such Excess Capital Expenditures that relate to long term growth objectives. To the extent any costs incurred by the Surviving Corporation or the Subsidiary that are attributable to the Additional Period are directly related to supporting practices or businesses of Parent other than the Business, such as specified software development projects, such costs shall not be included in determining EBITDA for the Additional Period; provided Parent and the Company CEO specify any such material costs and agree in advance to the exclusion of such costs from the determination of EBITDA or such costs are otherwise accounted for in the Services Agreement.

(v) Notwithstanding anything to the contrary set forth herein, for purposes of determining the Contingent Payment, (A) the Surviving Corporation shall track the vacation days actually used during the Additional Period for those employees of the Surviving Corporation who as of the Closing Date are designated as participants in the Company’s discretionary time off plan (“DTO Plan”) in order to determine the aggregate vacation expense during the Additional Period if such employees did not participate in the DTO Plan and (B) the Surviving Corporation shall recognize vacation expense for such employees assuming that the DTO Plan had not been implemented and such employees did not participate in the DTO Plan.

(b) Determination of Contingent Payment.

(i) Within sixty (60) days after the end of the Additional Period, Parent shall prepare and deliver to the Securityholder Representative an unaudited statement which sets forth a reasonably detailed calculation of the aggregate Contingent Payment, if any, to be made pursuant to this Section 2.8 (the “Contingent Payment Statement”). Promptly

following receipt of the Contingent Payment Statement, the Securityholder Representative may review the same and, within thirty (30) days after such receipt, shall deliver to Parent a certificate signed by the Securityholder Representative either accepting the Contingent Payment Statement or setting forth each of the Securityholder Representative’s objections to the Contingent Payment Statement and the amount of the Contingent Payment, if any, (the “Unresolved Contingent Payment Objections”), together with a complete and reasonably detailed list of the reasons therefor and calculations which, in the Securityholder Representative’s view, are necessary to eliminate the Unresolved Contingent Payment Objections. If the Securityholder Representative does not so object within such 30-day period, the Contingent Payment Statement, including the amount of the Contingent Payment, if any, shown thereon shall be final and binding on all parties hereto for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(ii) If the Securityholder Representative so objects within such 30-day period, Parent and the Securityholder Representative shall use their reasonable efforts to resolve by written agreement (the “Agreed Contingent Payment Adjustments”) the Unresolved Contingent Payment Objections and, if the Securityholder Representative and Parent so resolve all the Unresolved Contingent Payment Objections, the Contingent Payment Schedule, including the amount of the Contingent Payment, if any, shown thereon, as adjusted by the Agreed Contingent Payment Adjustments, shall be final and binding on all parties hereto for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(iii) If any Unresolved Contingent Payment Objections are not resolved by the Agreed Contingent Payment Adjustments within the twenty (20) day period next following such 30-day period, then Parent and the Securityholder Representative shall submit the remaining Unresolved Contingent Payment Objections that have not been resolved by the Agreed Contingent Payment Adjustments to the Accounting Firm and the Accounting Firm shall be directed by Parent and the Securityholder Representative to resolve such remaining Unresolved Contingent Payment Objections (based solely on the presentations by Parent and by the Securityholder Representative as to whether such remaining Unresolved Contingent Payment Objections have been determined in a manner consistent with this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Parent and the Securityholder Representative setting forth its resolution of such remaining Unresolved Contingent Payment Objections. The Contingent Payment schedule, including the amount of the Contingent Payment, if any, shown thereon, after giving effect to any Agreed Contingent Payment Adjustments and to such resolution by the Accounting Firm, shall be final and binding on all parties hereto for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(iv) The parties hereto shall make available to Parent, the Securityholder Representative and, if applicable, the Accounting Firm, such books, records and other information as any of the foregoing may reasonably request to prepare or review the

Contingent Payment Schedule or any Unresolved Contingent Payment Objections submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be borne by Parent, on the one hand, and the Securityholder Representative, on the other hand, in proportions inverse to the relative extent to which they prevail on matters resolved by the Accounting Firm, which proportions and allocation shall be determined by the Accounting Firm.

(c) Payment of Contingent Payment and RDN Fee.

(i) On or prior to the later of (A) ninety (90) days after the end of the Additional Period and (B) five (5) days following the final and binding determination of the amount of such Contingent Payment pursuant to this Section 2.8, Parent shall (x) pay to RDN the fee, if any, which is due from the Company to RDN as a result of the transactions contemplated by this Agreement (provided that at least four (4) business days prior to the date for payment of the Contingent Payment, Parent shall confirm with the Securityholder Representative in writing the amount of such fee), by wire transfer of immediately available funds to the account in the United States specified by RDN in writing to Parent at least two (2) business days prior to the date for payment of such fee, and (y) subject to subsection (ii) of this Section 2.8(c), (I) pay or cause the Escrow Agent to pay to each Securityholder holding Company Common Stock immediately prior to the Effective Time, an amount equal to the such Securityholder’s Securityholder Percentage of the amount, if any, of the Contingent Payment (less the amount of such fee payable to RDN), which is due pursuant to the provisions of this Section 2.8 and (II) pay, and cause the Surviving Corporation to pay, through the Surviving Corporation’s payroll system in the case of Option Holders who are or were employees of the Company, to each Securityholder holding Company Options immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the amount, if any, of the Contingent Payment (less the amount of such fee payable to RDN) which is due pursuant to the provisions of this Section 2.8, net of applicable withholding Tax, with any such payments to Option Holders who are not current or former employees of the Company to be made by wire transfer of immediately available funds to the account in the United States specified by such Securityholder in writing to Parent at least two (2) business days prior to the date for payment of the Contingent Payment.

(ii) Notwithstanding the foregoing, Parent shall have the right to offset or set-off against and withhold a portion of the Contingent Payment, if any, which may be due pursuant to this Agreement in an amount equal to any unpaid claims made by any Parent Group Member pursuant to Article VIII; provided that (A) the entire Escrow Account has been disbursed or is subject to claims pursuant to Article VIII, and (B) if the Securityholder Representative has disputed such unpaid claims, Parent shall, in lieu of such set-off, deposit the amount of such unpaid claims into the Escrow Account to be held, invested, reinvested and disbursed in accordance with the terms of the Escrow Agreement.

(d) Conduct of the Business during the Additional Period.

(i) Parent acknowledges that the Securityholders’ opportunity to receive the Contingent Payment pursuant to this Agreement is an integral part of the transactions contemplated by this Agreement. Parent acknowledges that it owes the Securityholders a duty of good faith and fair dealing with regard to the conduct of the Business and the Surviving Corporation during the Additional Period, and each of the Key Securityholders and the Company CEO acknowledges that the Key Securityholders and the Company CEO owe Parent a duty of good faith and fair dealing with regard to the conduct of the Business and the Surviving Corporation during the Additional Period. During the Additional Period (A) except as otherwise provided herein, each of the Surviving Corporation and the Subsidiary will be operated only in the ordinary course (provided that the parties recognize and agree that the Business may be modified and actions may be taken or not taken from time to time to reflect changing business and market conditions and other circumstances; provided that if either Parent or the Company CEO believes that any material modifications or actions are necessary to respond to such changes, Parent and the Company CEO shall agree on such changes prior to making such material modifications or taking such material actions) and in compliance with all applicable legal, regulatory and compliance requirements for each of the Surviving Corporation and the Subsidiary, as well as all legal, regulatory and compliance requirements, policies and procedures of Parent which are generally applicable to businesses owned by Parent and its Affiliates, and (B) the Surviving Corporation and the Subsidiary will each be operated in such a manner so as to allow for the accurate calculation of the Contingent Payment, including the determination of revenue and EBITDA of the Surviving Corporation and the Subsidiary, taken as a whole, for the Additional Period.

(ii) During the Additional Period, the Surviving Corporation will be managed by Michael Halberda as the chief executive officer of the Surviving Corporation, as long as he remains employed by the Surviving Corporation, or his successor, if any (the “Company CEO”). If Michael Halberda (or any successor to him as Company CEO) is no longer employed by the Surviving Corporation or is otherwise unwilling or unable to serve as Company CEO during the Additional Period, then the successor to the Company CEO will be (A) Jayson Yardley, as long as he remains employed by the Surviving Corporation, or (B) if Jayson Yardley is no longer employed by the Surviving Corporation or is otherwise unwilling or unable to serve as Company CEO during the Additional Period, an individual designated by Parent, subject to the approval (which will not be unreasonably withheld or delayed) of the Securityholders by majority vote (based on the Securityholder Percentages of such Securityholders). During the Additional Period, the Company CEO may not be terminated by the Surviving Corporation or Parent without Cause (as defined in the employment agreement with the Company CEO).

(iii) During the Additional Period, the Company CEO will report to the BPO Practice Leader for the Healthcare Practice of Parent. During the Additional Period, the Company CEO will be responsible for the general oversight, financial performance and operations of the Surviving Corporation, including sales, budgeting (in conjunction with and consistent with Parent’s budgeting process), hiring, retention and termination of personnel of the Surviving Corporation (all within reasonable guidelines agreed to by Parent and the Company CEO); provided that if the Company CEO proposes to make any material modifications to the Business or take other material actions outside the ordinary course, Parent and the Company CEO shall agree on such actions prior to taking such actions.

(iv) During the Additional Period, the Surviving Corporation shall be allowed to pursue and accept new client engagements only in accordance with and on terms consistent with the policies, procedures and conflict resolution rules and procedures of Parent and its Affiliates in effect from time to time.

(v) During the Additional Period (A) all hospital-based revenue cycle outsourcing client engagements for Parent or its Affiliates (including the Surviving Corporation and the Subsidiary) will be performed by or for the benefit of the Surviving Corporation and, subject to Section 2.8(d)(iv), the Company CEO shall determine whether to pursue and accept any particular such engagement, (B) if any hospital-based revenue cycle outsourcing engagement performed by the Surviving Corporation or the Subsidiary includes physician-based revenue cycle outsourcing services, Alleviant shall act as the subcontractor for the Surviving Corporation or the Subsidiary, as applicable, to provide such services and the revenue recognized by the Surviving Corporation or the Subsidiary in respect of such engagement shall be reduced by the amount of such subcontracting expenses, (C) the Surviving Corporation, the Subsidiary and the rest of Parent’s Healthcare Practice will reasonably cooperate in order to support the marketing of the hospital-based revenue cycle outsourcing client engagements of the Surviving Corporation or the Subsidiary and to support the Parent’s physician-based revenue cycle outsourcing business, (D) the Surviving Corporation and the Subsidiary will continue to maintain resources for, and provide to its clients, assessment, implementation and interim management consulting services, (E) Parent’s Healthcare Practice (other than the Surviving Corporation and the Subsidiary) will be responsible for and perform all client strategy and performance improvement consulting engagements, (F) Parent and the Company CEO shall cooperate to implement, to the extent practical, a shared pool of consulting resources for staffing the services and engagements described in clauses (D) and (E), with the expenses for such staffing being allocated to the Surviving Corporation, the Subsidiary or the rest of Parent’s Healthcare Practice based on the use of such resources from time to time, (G) if Parent or its Affiliates (other than the Surviving Corporation and the Subsidiary) sells or licenses the business intelligence or analytics tools of the Surviving Corporation or the Subsidiary to non-Surviving Corporation or non-Subsidiary clients, as applicable, Parent or such Affiliate will receive a sales commission at an agreed on rate for reseller commissions, and the Surviving Corporation or the Subsidiary shall recognize the revenue for such sales and the expense for such sales commission and (H) the Surviving Corporation, and to the extent applicable, the Subsidiary, shall customize and provide support to Alleviant, for use in Alleviant’s practice, the Surviving Corporation’s Metrix work flow and organizational development tools pursuant to an agreed upon Schedule and work plan; provided that for purposes of determining the Contingent Payment neither the Surviving Corporation nor the Subsidiary shall be charged any costs or expenses related to providing such customization and support.

(vi) During the Additional Period (A) neither the Surviving Corporation nor the Subsidiary will be merged or combined with another practice or business of Parent or Affiliates, (B) there will be no material change in the service offerings of the Surviving Corporation or the Subsidiary from the offerings on the date hereof, provided that (I) Parent may require the Surviving Corporation or the Subsidiary to discontinue or terminate any such offering so long as Parent and the Company CEO agree upon the manner in which such offering is discontinued or terminated so as to (x) not adversely affect the Surviving Corporation’s or the Subsidiary’s business relationship with the clients to which such offering was provided and (y) minimize any adverse effect on the Surviving Corporation’s or the Subsidiary’s ability to generate revenue and EBITDA during the Additional Period, and (II) the Surviving Corporation and the Subsidiary shall make adjustments to the Business pursuant to, and shall calculate the Contingent Payment in accordance with, the plan attached hereto as Exhibit G, (C) notwithstanding clauses (A) and (B) above, Parent and the Company CEO may decide to make acquisitions relating to, or other investments in, the Business (such as development of new tools, or recruiting and hiring of new personnel) which would reasonably be expected to either materially increase or materially decrease the Surviving Corporation’s or the Subsidiary’s ability to generate revenue and EBITDA during the Additional Period, and in such cases Parent and the Company CEO shall agree in advance upon appropriate adjustments to the calculation of the Contingent Payment to reflect the expected increase or decrease, as the case may be, (D) notwithstanding clauses (A) and (B) above, Parent and the Company CEO may decide to undertake significant new comprehensive revenue cycle management assignments which could materially decrease the Surviving Corporation’s or the Subsidiary’s ability to generate EBITDA during the Additional Period, and in such cases Parent and the Company CEO shall agree in advance upon appropriate adjustments to the calculation of the Contingent Payment to reflect the expected decrease and (E) the Surviving Corporation will not sell or otherwise transfer any material assets used in the conduct of the Business, other than sales or transfers in the ordinary course of business consistent with past practice.

(vii) During the Additional Period, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall, without the prior written consent of the Securityholder Representative, conduct any transaction between the Surviving Corporation or the Subsidiary, on the one hand, and Parent or any Affiliate of Parent (other than the Surviving Corporation or the Subsidiary), on the other hand, other than pursuant to the Services Agreement or as otherwise contemplated in this Agreement.

(viii) During the Additional Period, Parent shall provide to the Surviving Corporation working capital reasonably necessary for the operation and growth of the Business in the ordinary course consistent with the past practices of the Company.

2.9. Payment of Merger Consideration. The amounts paid to the Securityholders pursuant to the Merger (including the Per Share Merger Consideration and the Option Consideration (including any adjustments thereto), and any Contingent Payment) shall be paid only to the Securityholders and only in accordance with each Securityholder’s Securityholder Percentage and no such payment shall be subject to forfeiture based on, or otherwise linked to, employment with the Surviving Corporation or the Subsidiary. Each Key Securityholder hereby

(i) confirms that the payment of the Estimated Cash Closing Consideration complies with the foregoing requirements and (ii) agrees that at the time of any payment of any Contingent Payment and, otherwise upon request by Parent from time to time after Closing, the Securityholder Representative (on behalf of the Securityholders) shall confirm its compliance with the foregoing requirements and provide Parent with any documentation reasonably requested by Parent.

2.10. Excluded Liabilities. In accordance with Section 8.1(a)(iii), each Key Securityholder shall jointly and severally indemnify and hold harmless each Parent Group Member from and shall directly pay and discharge after the Closing the following liabilities and obligations of the Surviving Corporation, whether direct or indirect, known or unknown, absolute or contingent (all such liabilities and obligations being herein called the “Excluded Liabilities”):

(a) any liabilities in respect of Taxes for which the Key Securityholders are liable pursuant to Section 7.2;

(b) any costs and expenses incurred by the Key Securityholders, the Securityholder Representative, the Company or the Subsidiary incident to the negotiation and preparation of this Agreement, any related agreements and the performance and compliance with the agreements and conditions contained herein, other than the Selling Expenses which are paid on or prior to the Closing or are to be paid at the Closing hereunder;

(c) any Indebtedness, payables or other liabilities or obligations of the Surviving Corporation or the Subsidiary to the Securityholders or their Affiliates which are not reflected on the Closing Date Net Working Capital Schedule as a dollar amount, other than liabilities and obligations pursuant to this Agreement and the Company Ancillary Agreements;

(d) any liabilities or obligations in respect of the lawsuits, claims, proceedings or other investigations or actions set forth in Schedule 4.19;

(e) any liabilities or obligations in connection with or arising from any actual or alleged failure by the Company or the Subsidiary to comply prior to the Closing Date with any Requirements of Laws or Court Orders which are applicable to the Company or the Subsidiary or the assets or properties of the Company or the Subsidiary, or the Business, including any lawsuit, claim, proceeding, inquiry, civil investigative demand or investigation (including proceedings, inquiries or investigations by any Governmental Body and/or so-called “whistleblower” actions or investigations or qui tam complaints, even if the government has declined to intervene in such “whistleblower” or qui tam complaint) which may be brought or asserted based on or related to any such actual or alleged failure;

(f) accrued liabilities or obligations of any kind required to be reflected on a balance sheet of the Company immediately after the Effective Time (taking into account the payments to be made hereunder) prepared in accordance with the Agreed Accounting Principles, which are not reflected on the Closing Date Net Working Capital Schedule as a dollar amount;

(g) any liabilities or obligations of any Securityholder or its Affiliates other than the Company or the Subsidiary;

(h) any liabilities or obligations to current or former officers, directors or employees of the Company or the Subsidiary other than indemnity obligations of the Surviving Corporation pursuant to Section 7.5(a) or any obligations of Parent pursuant to Section 7.7, in each case, to the extent such liabilities or obligations arise out of or are related to acts, omissions, events or other matters prior to the Closing Date and are not reflected on the Closing Date Net Working Capital Schedule as a dollar amount;

(i) any liabilities or obligations relating to infringement of the Intellectual Property rights of any other Person, regardless of when made or asserted, relating to the Company, the Subsidiary or the Business and arising out of or related to acts, omissions, events or other matters prior to the Closing Date; or

(j) any Company Debt.

2.11. Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be reasonably necessary to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

CLOSING DELIVERIES

3.1. Parent’s Closing Deliveries. At Closing Parent shall deliver to the Securityholder Representative and the Company all the following:

(a) a copy of the certificate of incorporation for each of Parent and Merger Sub, in each case certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing for each of Parent and Merger Sub, in each case issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the secretary or an assistant secretary of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Securityholder Representative, as to (i) no amendments to the certificate of incorporation of Parent or Merger Sub since a specified date; (ii) the by-laws of Parent and Merger Sub; (iii) the resolutions of the Boards of Directors of Parent or Merger Sub and of Parent, as the sole stockholder of Merger Sub, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Parent and Merger Sub executing this Agreement and any Parent Ancillary Agreement;

(d) the Services Agreement duly executed by Parent; and

(e) the Escrow Agreement duly executed by Parent.

3.2. Company and the Securityholder Representative Closing Deliveries. At Closing, the Company and the Securityholder Representative shall deliver to Parent and Merger Sub all the following:

(a) a copy of the certificate of incorporation for the Company and the Subsidiary, in each case certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing for the Company and the Subsidiary, in each case issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the Securityholder Representative, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the certificate of incorporation of the Company since a specified date; (ii) the by-laws of the Company; (iii) the resolutions of the Board of Directors of the Company and the holders of at least a majority of the issued and outstanding shares of Company Common Stock authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including resolutions of the Board of Directors authorizing the termination of the Company Stock Plan and the Cymetrix Corporation Retirement Plan); (iv) no amendments to the certificate of incorporation of the Subsidiary since a specific date; (v) the by-laws of the Subsidiary; and (vi) incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreements;

(d) the Certificate of Merger, duly executed by the Company in accordance with the DGCL;

(e) minute books, stock ledger and corporate seal of the Company and the Subsidiary;

(f) the Amended and Restated Employment Agreements duly executed by the Company and each of the other parties thereto;

(g) the Services Agreement duly executed by the Company;

(h) the Escrow Agreement duly executed by the Securityholder Representative;

(i) a Non-Competition Agreement, each in the form of Exhibit F, duly executed by each Securityholder listed on Schedule 3.2(i), for a period ending on the anniversary of the Closing Date set forth opposite the name of such holder on Schedule 3.2(i);

(j) payoff letters with respect to the Company Debt and unpaid Selling Expenses and any necessary Uniform Commercial Code authorizations or other releases as may be reasonably required to evidence the satisfaction of such Company Debt and Selling Expenses;

(k) evidence reasonably satisfactory to Parent of the repayment by each director, officer or employee of all loans made by the Company to such director, officer or employee; and

(l) an executed Option Consent Agreement from each Person who held Company Options immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Merger Sub as follows:

4.1. Organization of the Company and the Subsidiary; Title to Subsidiary Shares; Capitalization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 4.1(a), which jurisdictions are the only ones in which the assets and properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify on account of the ownership or leasing of its assets and properties or the conduct of the Business. The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on the Business as now conducted.

(b) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Subsidiary is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 4.1(b), which jurisdictions are the only ones in which the assets and properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no other jurisdiction has demanded, requested or otherwise indicated that the Subsidiary is required so to qualify on account of the ownership or leasing of its assets and properties or the conduct of the Business. The Subsidiary has full power and authority to own or lease and to operate and use its properties and assets and to carry on the business of the Subsidiary as now conducted.

(c) True and complete copies of the certificate of incorporation and all amendments thereto and of the by-laws, as amended to date, of the Company have been Made Available to Parent. The Company is not in violation of its certificate of incorporation or its by-laws.

(d) True and complete copies of the certificate of incorporation and all amendments thereto and of the by-laws, as amended to date, of the Subsidiary have been Made Available to Parent. The Subsidiary is not in violation of its certificate of incorporation or its by-laws.

(e) Schedule 4.1(e) sets forth the authorized capital stock for each of the Company and the Subsidiary, and in each case indicates the number of issued and outstanding shares of capital stock and the stockholders of record, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of the Company or the Subsidiary. Except as set forth in Schedule 4.1(e) and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character relating to the issuance, sale, purchase, disposition, voting or redemption of any shares of capital stock of the Company or the Subsidiary. All of the outstanding shares of capital stock for each of the Company and the Subsidiary, in each case, are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All of the outstanding shares of capital stock of the Company are owned by the Securityholders listed on Schedule 4.1(e). All of the shares of the Subsidiary are owned by the Company.

(f) Except for the shares of Company Common Stock and the Company Options listed on Schedule 4.1(f), there are no shares of capital stock or other equity interests of the Company issued, reserved for issuance or outstanding. Except for the Company Options listed on Schedule 4.1(f), there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock-based performance units, commitments, agreements, arrangements or understandings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, right, security, commitment, agreement, arrangement or understanding or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in the Company. Without limiting the generality of the foregoing, prior to the Closing Date, all shares of Company Preferred Stock have been duly and validly converted into shares of Company Common Stock and the Company has no further liabilities or obligations of any kind with respect to such shares of Company Preferred Stock.

(g) Except for the Subsidiary Shares, there are no shares of capital stock or other equity interests of the Subsidiary issued, reserved for issuance or outstanding. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock-based performance units, commitments, agreements, arrangements or understandings of any kind to which the Subsidiary is a party or by which the Subsidiary is bound (i) obligating the Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest, (ii) obligating the Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, commitment, agreement, arrangement or understanding or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in the Subsidiary.

(h) Schedule 4.1(h) sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; and (iii) the exercise price of such Company Option. All Company Options have been granted under and are subject to the Company Stock Plan. True and complete copies of all agreements evidencing Company Options (“Company Stock Agreements”) have been Made Available to Parent. No Company Option has been granted other than pursuant to the Company Stock Agreements Made Available to Parent.

4.2. Subsidiaries and Investments.

(a) Except for the Subsidiary and as set forth on Schedule 4.2(a), the Company does not directly or indirectly (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) Control any corporation, partnership, limited liability company, joint venture or other entity.

(b) The Subsidiary does not directly or indirectly (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) Control any corporation, partnership, limited liability company, joint venture or other entity.

4.3. Authority of the Company; No Conflict.

(a) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly authorized and approved by the Company’s Board of Directors and do not require any further authorization or consent of the Company or the Stockholders, other than the Stockholder Consent. The written consent of the holders of at least a majority of the issued and outstanding shares of Company Common Stock (the “Stockholder Consent”) is the only vote or consent of the holders of Company Common Stock, Company Preferred Stock or the holders of any other equity interests of the Company, that is required to adopt this Agreement and approve the Merger. No other vote of the Securityholders is required by applicable Requirements of Laws, the certificate of incorporation of the Company, the by-laws of the Company or otherwise in order for the Company to consummate the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other Requirements of Laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements or the consummation of the Merger or any of the other transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or a material event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any shares of capital stock of the Company, Subsidiary Shares or any assets or properties of the Company or the Subsidiary, under (A) the certificate of incorporation or by-laws of the Company, (B) the certificate of incorporation or by-laws of the Subsidiary, (C) any Material Company Agreement, (D) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company or the Subsidiary is a party or the assets or properties of the Company or the Subsidiary are subject or by which the Company or the Subsidiary is bound, (E) any Court Order to which the Company or the Subsidiary is a party or the assets or properties of the Company or the Subsidiary are subject or by which the Company or the Subsidiary is bound or (F) any Requirements of Laws affecting the Company, the Subsidiary or the assets or Business of the Company or the Subsidiary; or

(ii) require the approval, consent, authorization or act of, or the making by the Company or the Subsidiary of any declaration, filing or registration with, any Person.

(c) The Company has caused to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. All such filings by the Company were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.

4.4. Financial Statements.

(a) Schedule 4.4 contains (i) the audited balance sheets of the Company as of December 31, 2011, December 31, 2012 and December 31, 2013 and the related statements of income and cash flows for the years then ended, together with the appropriate notes to such financial statements, together with the audit report thereon of Moss Adams LLP (collectively, the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of March 31, 2014 and the related statements of income and cash flows for the three months then ended (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth therein or in the notes thereto, the Financial Statements are consistent with the books and records of the Company, have been prepared in conformity with the Agreed Accounting Principles consistently applied, and present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company as of their respective dates and for the respective periods covered thereby (subject, in the case of the Interim Financial Statements to the absence of footnote disclosures and any customary year-end adjustments and accruals).

(b) Each of the Company and the Subsidiary maintain in all material respects accurate books and records reflecting their respective assets and liabilities and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for its assets, and (iii) access to its assets is permitted only in accordance with management’s authorization.

(c) To the Actual Knowledge of the Company, there has been no complaint, allegation, assertion or claim that the Company or the Subsidiary has engaged in improper accounting or auditing practices.

4.5. Operations Since Balance Sheet Date.

(a) Except as set forth in Schedule 4.5(a), since the Balance Sheet Date, there has been: (i) no Material Adverse Effect on the Company, and, to the Knowledge of the Company, no fact or condition exists or is contemplated or threatened which would reasonably be expected to cause such a Material Adverse Effect in the future; and (ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting, the assets or properties of the Company, the Subsidiary or the Business.

(b) Except as set forth in Schedule 4.5(b), since the Balance Sheet Date, each of the Company and the Subsidiary has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, neither the Company nor the Subsidiary has:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any Securityholder or to any of such Securityholder’s Affiliates), or mortgaged or pledged, or imposed, or to the Knowledge of the Company suffered to be imposed, any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired after the Balance Sheet Date, except for personal property sold or otherwise disposed of in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(ii) cancelled any debts owed to or claims held (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13), other than the Funded Debt;

(iv) accelerated or delayed collection of notes or accounts receivable or accelerated work-in-process in advance of or beyond their regular due dates or the dates when the same would have been collected or performed in the ordinary course of the Business consistent with past practice;

(v) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(vi) made, or agreed to make, any payment of cash or distribution of assets to any Securityholder or any of their Affiliates or any employee of the Company or the Subsidiary, other than the payment of salaries and the reimbursement of ordinary business expenses to Securityholders at levels no greater than those paid for calendar year 2013;

(vii) instituted any increase in any compensation payable to any employee, director, officer, consultant or contractor of the Company or the Subsidiary or adopted, modified, amended or terminated any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefit plan covering any employee, director, officer, consultant or contractor of the Company or the Subsidiary, other than the Amended and Restated Employment Agreements;

(viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Parent is liable pursuant to Section 7.2 or accelerating deductions to periods for which the Company is liable pursuant to Section 7.2);

(ix) made any change in the accounting principles and practices used by the Company or the Subsidiary from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;

(x) made any material change to its internal control over financial reporting, or identified or became aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting; or

(xi) entered into or become committed to enter into any other material transaction except in the ordinary course of Business consistent with past practice.

4.6. No Undisclosed Liabilities. Except as set forth in Schedule 4.6 and except for Excluded Liabilities, neither the Company nor the Subsidiary is subject to any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and reasonably incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practice.

4.7. Taxes

(a) Except as set forth on Schedule 4.7(a), (i) the Company and each member of the Company Group has filed all Tax Returns required to be filed (taking into account any valid extensions of the filing date); (ii) to the Actual Knowledge of the Company, all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) neither the Company nor any member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return; (iv) to the Actual Knowledge of the Company, all material Taxes (whether or not shown on any Tax Return) owed by the Company or any member of the Company Group have been timely paid; (v) none of the Company or any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (vi) there is no action, suit, investigation, audit, claim or assessment pending or threatened in writing with respect to Taxes of the Company or any member of the Company Group; (vii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) there are no Tax rulings, requests for rulings or closing agreements relating to the Company or any member of the Company Group which could affect the Company’s liability for Taxes for any taxable period ending after the Closing Date; (ix) as a result of a change in accounting method for a Tax period beginning before the Closing Date, the Company will not be required to include any income under Section 481 of the Code (or any corresponding provision of state, local or other Tax law) in taxable income for any taxable period ending after the Closing Date; (x) as a result of any “closing agreement” (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), the Company will not be required to include any item of income in, or exclude any item of deduction from, any taxable period ending after the Closing Date; (xi) no written claim has ever been made by a Taxing authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (xii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate prior to the Closing Date and the Company will not have any liability thereunder on or after the Closing Date; (xiii) to the Actual Knowledge of the Company, there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (xiv) to the Actual Knowledge of the Company, all material Taxes which the Company, or any member of the Company Group are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority; (xv) the Company has not filed a consent under Section 341(f) of the Code or any comparable provision of state statutes; (xvi) the Company has not been a member of any Company Group of which the Company is not the parent company; and (xvii) no power of attorney has been granted with respect to any matter relating to Taxes of the Company which will be in force after the Closing Date.

(b) No payments to be made under this Agreement on the Closing Date are subject to withholding under Section 1445 of the Code.

(c) Except as set forth on Schedule 4.7(c), as a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. The Company submitted to its stockholders for approval by such number of stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code, all payments and/or benefits that may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) under agreements in effect on the date immediately prior to the date of this Agreement, and such payments and benefits do not constitute “parachute payments” under Section 280G of the Code and the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code and the applicable regulations thereunder.

4.8. Availability of Assets. Except as set forth in Schedule 4.8, the assets and properties owned or leased by the Company or the Subsidiary constitute all the assets and properties used in or necessary for the operation of the Business (including all books, records, computers and computer programs and data processing systems) and in the aggregate are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended. Except as set forth in Schedule 4.8, none of the Securityholders owns any assets or properties necessary for the operation of the Business or any material assets or properties used in the operation of the Business.

4.9. Governmental Permits.

(a) The Company and the Subsidiary each owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals, clearances, certificates and other authorizations from a Governmental Body which are necessary to entitle the Company or the Subsidiary to own or lease, operate and use its assets and properties and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 4.9(a) sets forth a list of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been Made Available to Parent.

(b) Except as set forth in Schedule 4.9(b), (i) the Company and the Subsidiary have each fulfilled and performed in all material respects their respective obligations under each of the Governmental Permits, and to the Actual Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might materially and adversely affect the rights of the Company or the Subsidiary under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by or Actually Known by the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect on and immediately after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

4.10. Real Property.

(a) The Company and the Subsidiary do not own and have never owned any real property. The Company and the Subsidiary do not currently hold any option or have any right or obligation to acquire any real property. Schedule 4.10 sets forth a list of each lease or similar agreement under which the Company or the Subsidiary is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”). Except as set forth on Schedule 4.10, and except for Permitted Encumbrances, there are no agreements to which the Company or the Subsidiary is a party, or by which either the Company or the Subsidiary is bound, governing or affecting the occupancy or tenancy of any of the Leased Real Property.

(b) To the Actual Knowledge of the Company, neither the whole nor any part of the Leased Real Property or any assets or properties of the Company or the Subsidiary is subject to any pending suit for condemnation or other taking by any Governmental Body, and no such condemnation or other taking is threatened or contemplated.

4.11. Personal Property. Schedule 4.11 contains a list of all equipment, vehicles, furniture and other personal property owned by the Company or the Subsidiary as of March 31, 2014, in each case having an original cost of $10,000 or more. Since March 31, 2014, neither the Company nor the Subsidiary has acquired or disposed of any equipment, vehicles, furniture or other personal property, in each case, having an original cost of $10,000 or more. Schedule 4.11 contains a list of each lease or other agreement or right, whether written or oral, under which the Company or the Subsidiary is lessee of, or holds or operates, any material machinery, equipment, vehicle or other tangible personal property owned by a third Person.

4.12. Intellectual Property; Software.

(a) Schedule 4.12(a) contains a list (showing in each case the registered or other owner, filing or registration date and registration or application number, if any) of all Intellectual Property applied for or registered with the applicable foreign or United States federal or state intellectual property office (including all domain names and all assumed or fictitious names under which the Company or the Subsidiary is conducting the Business or has within the previous five years conducted the Business) owned by the Company or the Subsidiary.

(b) Schedule 4.12(b) contains a list of all material Software programs owned by or licensed to the Company or the Subsidiary, provided that Schedule 4.12(b) does not list mass market Software licensed to the Company or the Subsidiary that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

(c) Schedule 4.12(c) contains a list of all material Intellectual Property licenses and material Software and Intellectual Property development agreements, but excludes the Software programs listed in Schedule 4.12(b).

(d) Except as disclosed in Schedule 4.12(d) or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiary, to the Actual Knowledge of the Company, the Company or the Subsidiary either owns or has the right to use the Intellectual Property and Software set forth on Schedules 4.12(a), 4.12(b) and 4.12(c).

(e) Except as disclosed in Schedule 4.12(e): (i) all registrations for Intellectual Property identified in Schedule 4.12(a) are valid and in force, and all applications to register any unregistered Intellectual Property so identified are pending and in good standing, without any formal written challenge and, to the Actual Knowledge of the Company, without any oral challenge; (ii) the Intellectual Property identified in Schedule 4.12(a) as being owned by the Company or the Subsidiary has not been cancelled or abandoned; (iii) either the Company or the Subsidiary has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by the Company or the Subsidiary, and to the Actual Knowledge of the Company, there is no basis for any such action; (iv) either the Company or the Subsidiary has taken reasonable actions to protect and where necessary register, the Intellectual Property owned by or licensed exclusively to the Company or the Subsidiary; (v) neither the Company nor the Subsidiary is in material breach of any agreement licensing any Intellectual Property or Software used by the Company or the Subsidiary; and (vi) neither the Company nor the Subsidiary has taken any action that would materially impair or otherwise have a Material Adverse Effect on either the Company’s or the Subsidiary’s rights in the Intellectual Property or Software used by the Company or the Subsidiary. Correct and complete copies of registrations for all registered Intellectual Property identified in Schedule 4.12(a) as being owned by the Company or the Subsidiary and all pending applications to register unregistered Intellectual Property identified in Schedule 4.12(a) as being owned by the Company or the Subsidiary (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been Made Available to Parent.

(f) Except as set forth in Schedule 4.12(f): (i) to the Actual Knowledge of the Company, neither the Company nor the Subsidiary has infringed, misappropriated, diluted or violated Intellectual Property of any other Person in connection with the operation of the Business; (ii) to the Actual Knowledge of the Company, no claim of any infringement, misappropriation, dilution or violation of any Intellectual Property of any other Person has been formally made or asserted in respect of the operations of the Business; (iii) to the Actual Knowledge of the Company, no formal written claim of invalidity of any Intellectual Property owned by the Company or the Subsidiary has been made by any other Person; (iv) neither the Company nor the Subsidiary nor any Key Securityholder has had written notice of, and to the Actual Knowledge of the Company there is no basis for, a claim against the Company that the operations of the Business infringe, misappropriate, violate or dilute any Intellectual Property of any other Person; (v) to the Actual Knowledge of the Company, no Person is infringing, misappropriating or violating any Intellectual Property owned or exclusively licensed by or to the Company or the Subsidiary; and (vi) neither the Company nor the Subsidiary has obtained any opinion letters on Intellectual Property owned by a third party. For the avoidance of doubt, in this Agreement, the terms “infringement” and “infringe” shall include direct infringement, contributing infringement and induced infringement.

(g) The Company has, in its reasonable business judgment: (i) implemented commercially reasonable security, backup, disaster recovery, support and maintenance processes to manage the risk of material unavailability of its systems as a whole; (ii) implemented commercially reasonable anti-virus protection; and (iii) used commercially reasonable efforts to keep its systems in working order to meet current demand. The Company has not suffered any material downtime (other than scheduled maintenance) to any material information technology systems in the twelve (12) months preceding the Closing Date. The Company is in possession of working copies of the current production versions of the material Software developed and owned by the Company, including the applicable source and object code. The Company has implemented systems designed to limit access to the source code of the Company-owned Software to authorized individuals, using both physical and virtual controls. To the Actual Knowledge of the Company, there has been no unauthorized disclosure by employees, consultants, officers or stockholders of the Company of the source code of the Software to third parties.

(h) Except as disclosed in Schedule 4.12(h), all employees, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of the Company, the Subsidiary or any predecessor in interest thereto either: (i) created such materials in the scope of his or her employment; (ii) is a party to a

“work-for-hire” agreement under which the Company or the Subsidiary is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or agreement to assign in favor of the Company or the Subsidiary (or such predecessor in interest, as applicable) of all right, title and interest in such material.

(i) To the Actual Knowledge of the Company, neither the Company or the Subsidiary is utilizing any Intellectual Property of any of their respective employees or, except as licensed under the applicable agreements, any contractors (or people it currently intends to hire or it currently intends to engage as contractors) made prior to or outside the scope of their employment or agreement with the Company or the Subsidiary, as applicable.

(j) The Company and the Subsidiary have each entered into agreements with its current employee and consultants who engage in Software development activities relating to the Software to maintain the confidentiality of the confidential information (as defined in the applicable agreement) of the Company or the Subsidiary. To the Actual Knowledge of the Company, there has been no unauthorized disclosure or use by employees, consultants, officers, stockholders and agents of the Company of the Trade Secrets (or confidential information, as defined in the applicable agreement) of the Company or the Subsidiary.

(k) To the extent either the Company or the Subsidiary uses any “open source” or “copyleft” Software or is a party to “open” or “public source” or similar licenses (collectively “Open Source” Software), the Company is in material compliance with the terms of any such licenses, and to the Actual Knowledge of the Company, any such material Software is listed on Schedule 4.12(k). Except as set forth in Schedule 4.12(k), to the Actual Knowledge of the Company, (i) the Company and/or its Subsidiary do not distribute the Company-owned Software that incorporates “Open Source” Software, (ii) the Company and/or its Subsidiary do not contribute proprietary Company-owned Software to “Open Source” projects, and (iii) the Company and/or its Subsidiary do not modify the “Open Source” Software.

4.13. Accounts Receivable; Work in Process. As of the date hereof, all accounts receivable and work in process of the Company or the Subsidiary, in each case, have arisen from bona fide transactions by the Company or the Subsidiary in the ordinary course of the Business consistent with past practice. Except as set forth in Schedule 4.13, no such accounts receivable or work in process is subject to any counterclaim or set-off, and neither the Company nor the Subsidiary has issued any credits or credit memos in respect thereof.

4.14. Title to Property. The Company and the Subsidiary have good and marketable title to all of their respective assets and properties reflected in the Interim Financial Statements (excluding assets and properties sold or disposed of by the Company or the Subsidiary since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 4.14.

4.15. Employees and Related Agreements; ERISA

(a) Schedule 4.15(a) sets forth a list of each (i) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), (ii) “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) and (iii) other plan, policy, program, trust, understanding, arrangement or agreement of any kind, whether written or oral, which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, consultant, independent contractor or like person, including, but not limited to, retirement, savings, thrift, deferred compensation, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, unemployment compensation, hospitalization or other medical, disability, life or other insurance, retiree welfare or benefit plan, material fringe benefit plan or program, bonus, performance or incentive plan, stock option, stock ownership, stock purchase, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee), whether written or oral, to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or pursuant to which it may be required to make any payment at any time or with respect to which the Company or the Subsidiary is reasonably expected to have any material liability (each, a “Company Plan”).

(b) The Company has Made Available to Parent correct and complete copies of all written Company Plans and of all related insurance and annuity policies and contracts and other documents with respect to each Company Plan. Schedule 4.15(b) contains a description of all oral Company Plans.

(c) Except as set forth on Schedule 4.15(c), neither the Company nor any of its ERISA Affiliates has ever maintained any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to Title IV of ERISA, neither the Company nor any of its ERISA Affiliates has ever been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) and neither the Company nor any of its ERISA Affiliates is reasonably expected to have any material liability with respect to any such plans.

(d) The Company has Made Available to Parent, with respect to each Company Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination or opinion letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the current summary plan description, (v) discrimination testing reports performed during the last two plan years and a description of any corrective action taken in response to such reports, and (vi) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation that is currently underway or that occurred during the previous three (3) years or any intent to conduct a plan audit of a Company Plan.

(e) Each Company Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that such Company Plan is so qualified under the Code; the Company and the Subsidiary are each entitled to rely on such letter; and, to the Knowledge of the Company, no circumstance exists which might cause such Plan to cease being so qualified. The Cymetrix Corporation Retirement Plan has incorporated an “eligible automatic contribution arrangement” (as defined under Section 414(w) of the Code) since January 1, 2009 and has never incorporated a “qualified automatic contribution arrangement” as defined under Section 401(k)(13) of the Code.

(f) Each Company Plan materially complies, and has been administered to materially comply, with all Requirements of Law (including with respect to all required filings with any Governmental Body), and there has been no notice issued by any Governmental Body to the Company or the Subsidiary questioning or challenging such compliance, and there are no actions, suits or claims including any litigation or arbitration (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any such plan or commitment or the assets of any such Company Plan.

(g) Except as set forth on Schedule 4.15(g), neither the Company nor the Subsidiary has any obligations under any of the Company Plans or otherwise to provide health or death benefits to or in respect of former employees of the Company or the Subsidiary, except as specifically required by the continuation requirements of COBRA.

(h) To the Knowledge of the Company, neither the Company nor the Subsidiary has any material liability, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

(i) All material contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Financial Statements. Except as set forth on Schedule 4.15(i), no Company Plan is maintained for the benefit of employees outside of the United States or is otherwise subject to the laws of any jurisdiction other than the United States or a political subdivision thereof.

(j) Except as would not reasonably be expected to have any material liability (including as a result of the imposition of an excise tax) on the Company, the Subsidiary or any service provider to the Company or the Subsidiary, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in a written form that complies in all material respects with, and operated in all material respects with, Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) issued thereunder.

4.16. Employee Relations.

(a) Schedule 4.16(a) contains: (i) a list of all stockholders, directors, officers and employees for each of the Company and the Subsidiary employed by or performing services for the Company or the Subsidiary on or after January 1, 2014 (including whether any such employees are related (by blood or marriage) to any other stockholders, directors, officers or employees of the Company or the Subsidiary); (ii) the positions, service dates, annual compensation and, if any, leave status (including a designation of the type of leave and whether the leave is paid or unpaid) of each current officer or employee of the Company or the Subsidiary; (iii) a list of all present employees for each of the Company and the Subsidiary paid in excess of $50,000 in calendar year 2013 or with an annualized salary rate in excess of $50,000 for calendar year 2013, who have terminated or given notice of their intention to terminate their relationship with either the Company and the Subsidiary since January 1, 2013; and (iv) a list of all subcontractors, independent contractors or agents (other than subcontractors, independent contractors or agents contracted through third party staffing service providers or agencies) that provide services to clients (“Subcontractors”) paid in excess of $50,000 since January 1, 2013. Neither the Company nor the Subsidiary provides to any officer or employee any fringe benefits other than (i) fringe benefits generally available to employees of the Company or the Subsidiary and (ii) fringe benefits which will not continue after the Closing Date.

(b) Except as set forth in Schedule 4.16(b), the Company and the Subsidiary have each complied in all material respects with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment, sexual harassment, civil rights, immigration, worker classification, safety and health and collective bargaining. Each of the Company and the Subsidiary believes that its relations with its employees are good. Neither the Company nor the Subsidiary is a party to, and to the Actual Knowledge of the Company, the Company or the Subsidiary is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Company or the Subsidiary. To the Actual Knowledge of the Company, neither the Company nor the Subsidiary is materially adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier, client or customer of the Company or the Subsidiary. Schedule 4.16(b) sets forth a description of any union organizing or election activities involving any non-union employees of the Company or the Subsidiary which, in each case, have occurred since January 1, 2001 or, to the Actual Knowledge of the Company, are threatened as of the date hereof. The Company and the Subsidiary are each is in compliance in all material respects with the Workers Adjustment and Retraining Notification Act and has no material liabilities pursuant to such Act.

(c) The Company and the Subsidiary have each complied in all material respects with all Department of Homeland Security, Department of Labor and State Department regulations governing the employment of foreign national workers. The Company and the Subsidiary have each complied in all material respects with all applicable Requirements of Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of all ETA-9035 Labor Condition Applications. A Form I-9 has been completed properly and retained in accordance with Requirements of Law with respect to all employees of the Company and the Subsidiary for whom the Company or the Subsidiary, as applicable, is required to obtain a Form I-9. The Company and the Subsidiary have each complied in all material respects with required I-9 laws and regulations at the time it hired all current former employees and has not knowingly hired or continued to employ unauthorized workers. To the Actual Knowledge of the Company, neither the Company nor the Subsidiary has used the services of any person through a staffing agency, contract or subcontract who was an unauthorized worker.

4.17. Contracts.

(a) Schedule 4.17(a) sets forth a true and complete list of (i) all written or oral client engagements and all contracts or agreements of the Company or the Subsidiary with clients and all amendments or modifications thereto and (ii) all contracts or agreements with Subcontractors of the Company or the Subsidiary. For each Subcontractor of the Company or the Subsidiary, Schedule 4.17(a) sets forth the work project for which such Subcontractor is engaged, including, if applicable, the specific client matter on which such Subcontractor is engaged to provide services.

(b) Except as set forth in Schedule 4.17(b), neither the Company nor the Subsidiary is a party to or bound by:

(i) any contract or agreement for the purchase, sale or lease of real property;

(ii) any contract or agreement for the purchase of services, materials, supplies or equipment (other than those listed in Schedule 4.17(a)) which involved the payment of more than $50,000 in 2013, which can reasonably be expected to involve the payment of more than $50,000 in 2014 or which extends beyond January 1, 2015;

(iii) any contract or agreement for the sale of goods or services (other than those listed in Schedule 4.17(a)) involving payments in excess of $50,000 in calendar year 2013 or reasonably anticipated to involve payments in excess of $50,000 in calendar year 2014;

(iv) any contract or agreement for the purchase, licensing or development of Software;

(v) any consignment, distributor, dealer, manufacturer representative, sales agency, advertising representative or advertising or public relations contract or agreement;

(vi) any guarantee of the obligations of clients, customers, suppliers, officers, directors, employees, stockholders, Affiliates or others;

(vii) any partnership, joint venture, franchise or any contract or agreement involving the sharing of profits or providing for payments based on revenues or profits;

(viii) any contract or agreement which limits or restricts where the Company or the Subsidiary may conduct the Business or the type or line of business in which the Company or the Subsidiary may engage;

(ix) any contract, agreement, arrangement, commitment or understanding for the staffing, employment or services of any persons located outside the United States;

(x) any contract or agreement which provides for, or relates to, the incurrence of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(xi) any non-disclosure, non-competition or confidentiality agreement with any current officer, employee or director of the Company or the Subsidiary with terms or provisions materially different from the form agreements Made Available to Parent; or

(xii) any contract or agreement which provides for a most favored pricing or similar provision for any client, customer or supplier.

4.18. Status of Contracts. Except as set forth in Schedule 4.18, each of the leases, contracts and other agreements required to be listed in Schedules 4.10, 4.11, 4.12(c), 4.15(a), 4.15(b), 4.17(a) and 4.17(b) (collectively, the “Material Company Agreements”) constitutes a valid and binding obligation of the Company or the Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto and is in full force and effect and (except as set forth in Schedule 4.3) will continue in full force and effect immediately after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. The Company and the Subsidiary have each fulfilled and performed in all material respects their respective obligations under each of the Material Company Agreements, and neither the Company nor the Subsidiary is in, or to the Actual Knowledge of the Company is alleged to be in, material breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Material Company Agreements and, to the Actual Knowledge of the Company, no other party to any of the Material Company Agreements has breached or defaulted thereunder and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or the Subsidiary, as applicable, or by any such other party. Neither the Company nor the Subsidiary is currently renegotiating any of the Material Company Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Material Company Agreements (and, in the case of oral Material Company Agreements, written summaries thereof) have heretofore been Made Available to Parent.

4.19. No Violation or Litigation. Except as set forth in Schedule 4.19:

(i) neither the Company nor the Subsidiary nor any of the Company’s or the Subsidiary’s assets or properties are subject to any Court Order;

(ii) the assets and properties of the Company or the Subsidiary and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders;

(iii) neither the Company nor the Subsidiary has advised its clients or customers to take actions or omit to take actions which violate or conflict with any Requirements of Laws or Court Orders;

(iv) the Company and the Subsidiary have each complied, including in relation to actions taken in response to recommendations in an internal or external audit, in all material respects with all Requirements of Laws and Court Orders which are applicable to the Company, the Subsidiary, the assets or properties of the Company or the Subsidiary or the Business and, to the Knowledge of the Company, neither the Company, the

Subsidiary, any Securityholder or any officer, director or employee of the Company or the Subsidiary has been or is currently excluded, suspended or debarred from providing services to a Governmental Body or to any client that participates in a program sponsored by a Governmental Body or has been declared ineligible for the award of contracts by any Governmental Body, including exclusion by any Governmental Body from receiving federal contracts or federally approved subcontracts under the Federal Acquisition Regulations or supplements thereto;

(v) there are no lawsuits, claims, proceedings or investigations currently pending or pending at any time within the past three years or, to the Knowledge of the Company, threatened against or affecting any client or customer of the Company or the Subsidiary which would have an adverse effect on the Company, the Subsidiary or the Company’s or Subsidiary’s assets or properties or the Business;

(vi) there are no lawsuits, claims, proceedings, civil investigative demands or investigations (including proceedings or investigations by any Governmental Body and so-called “whistleblower” actions or investigations) currently pending or pending at any time within the past three years or, to the Knowledge of the Company, threatened against or affecting the Company, the Subsidiary or the Company’s or the Subsidiary’s assets or properties or the Business nor, to the Knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, or proceedings pending in which the Company or the Subsidiary is the plaintiff or claimant or which relates to the Company’s or the Subsidiary’s assets or properties or the Business; and

(vii) there is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

4.20. Environmental Matters. Except as set forth in Schedule 4.20:

(i) to the Actual Knowledge of the Company, neither the Company nor the Subsidiary is currently subject to any on-going investigation by, order from or other written agreement with any Person respecting (i) compliance with any Environmental Laws, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Hazardous Material into the environment;

(ii) to the Knowledge of the Company, neither the Company nor the Subsidiary is subject to any unresolved judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Laws;

(iii) neither the Company nor the Subsidiary has (A) reported a Release of a Hazardous Material pursuant to any Environmental Laws; (B) filed any notice pursuant to any Environmental Laws indicating that the Company is a generator of hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or (C) filed any notice under any Environmental Laws reporting a substantial violation of any Environmental Laws;

(iv) neither the Company nor the Subsidiary has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Material into the environment; and

(v) to the Knowledge of the Company, any asbestos-containing material which is on or part of any Leased Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Laws.

4.21. Insurance. Schedule 4.21 sets forth a list of all policies of insurance (including policies providing property, casualty, liability, workers’ compensation and professional liability coverage and bond and surety arrangements) maintained, owned or held by the Company or the Subsidiary, in each case relating to the Company, the Subsidiary or the Business or to which the Company or the Subsidiary has otherwise been a party, a named insured or otherwise the beneficiary of coverage at any time within the past five years. Except as set forth on Schedule 4.21, with respect to each such policy, (i) the Company and the Subsidiary have each complied in all material respects with each such policy and has not failed to give any notice or present any claim thereunder in a due and timely manner; (ii) the policy is legal, valid, binding and enforceable and is in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect immediately after the Closing on the same terms and conditions; (iii) neither the Company nor the Subsidiary nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Neither the Company nor the Subsidiary has any self-insurance arrangements affecting it or its business (other than retainers and deductibles for insurance policies listed on Schedule 4.21). Correct and complete loss run reports for all insurance policies in effect during the past five years have been Made Available to Parent.

4.22. Clients and Suppliers. Schedule 4.22 sets forth a list of names of the ten largest clients and the ten largest suppliers or Subcontractors (measured by dollar volume of purchases or sales in each case) of the Company and the Subsidiary, on a consolidated basis, during each of the years ended December 31, 2012 and 2013. To the Actual Knowledge of the Company, except as set forth in Schedule 4.22, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or the Subsidiary with any client or group of clients or any supplier or Subcontractor listed in Schedule 4.22.

4.23. No Finder. Except for MTS Health Partners, LLC and RDN, neither the Company nor the Subsidiary nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.24. Financial Projection. The Company has prepared the management operating plan attached to Schedule 4.24 (the “Financial Projection”), which was prepared for internal use only and does not include revenue back log reports, sales pipeline projections or individual client operating plans. The Company makes no representation or warranty regarding the accuracy of the Financial Projection or as to whether the Financial Projection will be achieved or otherwise, except that the Financial Projection was prepared in good faith and based on assumptions believed by the Company’s management to be reasonable.

4.25. Bank Accounts; Power of Attorney; Minute Books. Schedule 4.25 sets forth a complete and correct list of all bank accounts and safe deposit boxes for each of the Company and the Subsidiary and Persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all Persons holding a general or special power of attorney granted by the Company or the Subsidiary and a complete and correct copy thereof. True and complete copies of the minute books and stock transfer books for each of the Company and the Subsidiary have been Made Available to Parent. Such minute books contain true and complete records of all meetings and other corporate action taken by the Board of Directors and stockholders for each of the Company and the Subsidiary.

4.26. Related and Other Transactions.

(a) Except as set forth on Schedule 4.26, and except for reimbursement of business expenses in the ordinary course of business consistent with past practice, (i) there is no contract between the Company or the Subsidiary, on the one hand, and any Securityholder or any Affiliate of any Securityholder on the other hand; (ii) neither the Company nor the Subsidiary provides or causes to be provided any asset, service or facility to any Securityholder or any Affiliate of any Securityholder; and (iii) no Securityholder or any Affiliate of any Securityholder provides or causes to be provided any assets, services or facilities to the Company or the Subsidiary.

(b) Neither the Company, nor the Subsidiary nor, to the Actual Knowledge of the Company, any officer, employee or agent or other Person acting on the Company’s or Subsidiary’s behalf has, directly or indirectly, since January 1, 2013, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any client, customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company or the Subsidiary in connection with any actual or proposed transaction) (i) which might subject the Company or the Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the Business, assets, operations or prospects of the Company or the Subsidiary or which would subject the Company or the Subsidiary to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

4.27. Compliance with Applicable Privacy Laws and Related Matters.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the operations or Business and the Subsidiary, taken as a whole, to the Actual Knowledge of the Company, the Company and the Subsidiary have (i) complied in all material respects with their respective privacy policies and all applicable Privacy Laws; and (ii) implemented and maintained a commercially reasonable data security plan addressing administrative, technical and physical safeguards to protect Personal Information against loss, damage and unauthorized access, use, modification or other misuse.

(b) Except as disclosed in Schedule 4.27(b), to the Actual Knowledge of the Company, there has been no material loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of the Company or the Subsidiary (including on behalf of the Company or the Subsidiary by any vendors of the Company and the Subsidiary), except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as disclosed in Schedule 4.27(b), to the Actual Knowledge of the Company, since January 1, 2006, no Person (including any Governmental Body) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification, breach of security of Personal Information maintained by or on behalf of any of the Company or the Subsidiary (including on behalf of the Company or the Subsidiary by any vendors of the Company and the Subsidiary), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) None of the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated will result in any material violation of any privacy policy of the Company or the Subsidiary or any Privacy Laws.

4.28. Disclosure. None of the representations or warranties of the Company or any Key Securityholder contained herein, none of the information contained in the Schedules referred to in Article V, and none of the other information or documents furnished to Parent or any of its representatives by the Company, the Subsidiary or any Key Securityholder or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF EACH OF THE KEY SECURITYHOLDERS

As an inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each Key Securityholder represents and warrants, solely with respect to itself, himself or herself, as the case may be, to Parent and Merger Sub as follows:

5.1. Authority of Key Securityholder; No Conflict.

(a) If such Key Securityholder is not an individual, such Key Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to conduct its business as now conducted. Such Key

Securityholder has full right, power and capacity to own the shares of Company Common Stock owned by it and to execute, deliver and perform this Agreement and all of the Securityholder Ancillary Agreements to be executed, delivered and performed by such Key Securityholder. The execution, delivery and performance of this Agreement and each such Securityholder Ancillary Agreement by such Key Securityholder do not require any further authorization or consent of such Key Securityholder or any other Person. This Agreement has been duly authorized, executed and delivered by such Key Securityholder and is a legal, valid and binding obligation of such Key Securityholder enforceable in accordance with its terms, and each of the Securityholder Ancillary Agreements to be executed, delivered and performed by such Key Securityholder is a legal, valid and binding obligation of such Key Securityholder enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other Requirements of Laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b) Except as set forth in Schedule 5.1, neither the execution nor delivery of this Agreement nor any of the Securityholder Ancillary Agreements or the consummation of the Merger any of the other transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the shares of Company Common Stock owned by such Key Securityholder or any assets or properties of such Key Securityholder, under (A) the certificate of incorporation or by-laws or any comparable organizational documents of such Key Securityholder, (B) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which such Key Securityholder is a party are subject or by which such Key Securityholder is bound, (C) any Court Order to which such Key Securityholder is a party or by which such Key Securityholder is bound, or (D) any Requirements of Laws affecting such Key Securityholder; or

(ii) require the approval, consent, authorization or act of, or the making by such Key Securityholder of any declaration, filing or registration with, any Person.

(c) Except for the shares of Company Common Stock owned by such Key Securityholder listed on Schedule 5.1, such Key Securityholder does not own any voting securities or other equity interests in or Control any corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business.

5.2. Title to Shares. The shares of Company Common Stock held by such Key Securityholder are owned by such Key Securityholder of record and beneficially, free from all Encumbrances.

5.3. No Finder. Except for MTS Health Partners, LLC and RDN, such Key Securityholder is not obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.4. No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Schedules), such Key Securityholder has not made or makes any other express or implied representation or warranty, either written or oral, of any kind, including as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

5.5. Independent Investigation; No Reliance. Each Key Securityholder agrees that it is not relying upon any representation or warranty or any omission to make any representation or warranty, other than the representations and warranties set forth in Article VI, and acknowledges and agrees that Parent and Merger Sub have specifically disclaimed any such other representation or warranty.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company and the Key Securityholders to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant to the Company and the Key Securityholders as follows:

6.1. Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted. Neither Parent nor Merger Sub is in violation of its certificate of incorporation or its by-laws. Parent owns all of the issued and outstanding capital stock of Merger Sub.

6.2. Authority; No Conflict.

(a) Each of Parent and Merger Sub has full right, power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent or Merger Sub, as the case may be, have been duly authorized and approved by Board of Directors of Parent and Merger Sub and do not require any further authorization or consent of Parent, Merger Sub or their stockholders. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and is a legal, valid and binding agreement of each of Parent and Merger Sub enforceable in accordance with its terms, and each of the Parent Ancillary Agreements has been duly authorized by Parent or Merger Sub, as the case may be and is a legal, valid and binding obligation of Parent or Merger Sub, as the case may be, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other Requirements of Laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of Parent or Merger Sub, (B) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent or Merger Sub is a party or any of its assets or properties is subject or by which Parent or Merger Sub is bound, (C) any Court Order to which Parent or Merger Sub is a party or by which it is bound or (D) any Requirements of Laws affecting Parent or Merger Sub; or

(ii) require the approval, consent, authorization or act of, or the making by Parent or Merger Sub of any declaration, filing or registration with, any Person.

(c) Parent has caused to be filed with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. All such filings by Parent were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.

6.3. No Finder. Neither Parent, Merger Sub nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4. No Financing. Parent has and will have sufficient funds and committed lines of credit available for Parent to deliver the Estimated Cash Closing Consideration and any Contingent Payment in full and to consummate the transactions contemplated by this Agreement.

6.5. Legal Proceedings. There is no action, suit or proceeding pending or, to the knowledge of Parent or Merger Sub, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or which would reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

6.6. No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI (including the related portions of the Schedules), neither Parent, Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, of any kind on behalf of the Parent, Merger Sub or such Person, or any representation or warranty arising from statute or otherwise in law.

6.7. Independent Investigation; No Reliance. In connection with the transactions contemplated by this Agreement, Parent and/or its representatives have conducted such review, investigation and analysis (financial and otherwise) of the Company as desired by Parent. Each of Parent and Merger Sub agrees that it is not relying upon any representation or warranty or any omission to make any representation or warranty, other than the representations and warranties set forth in Article IV or Article V, and acknowledges and agrees that the Company and the Key Securityholders have specifically disclaimed any such other representation or warranty.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Covenant Not to Compete or Solicit Business.

(a) In furtherance of the Merger by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Surviving Corporation and the Business, each of the Individual Key Securityholders covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date, neither such Individual Key Securityholder nor any of his Affiliates will:

(i) directly or indirectly (whether as principal, agent, employee consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Business, the Subsidiary or the Surviving Corporation in the Restricted Geographic Area, including for or with any client or customer of the Surviving Corporation or the Subsidiary (it being understood by the parties hereto that the Business is not limited to any particular region of the Restricted Geographic Area and that the Business may be engaged in effectively from any location in the Restricted Geographic Area); or

(ii) induce or attempt to persuade any employee, consultant, agent, supplier, client or customer of the Surviving Corporation or the Subsidiary to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business or hire or retain any employee or any former employee who was an employee of the Company, the Surviving Corporation or the Subsidiary within the immediately preceding twelve month period;

provided, however, that nothing set forth in this Section 7.1 shall prohibit any Individual Key Securityholder or his Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded. Each Key Securityholder also covenants and agrees that such Key Securityholder will not, and will not permit any of such Key Securityholder’s Affiliates to, divulge or make use of any Trade Secrets or other confidential information of the Company, the Surviving Corporation, the Subsidiary or the Business other than to disclose such secrets and information to Parent or its Affiliates or other than in the ordinary course of the Business after the Closing.

(b) If any Individual Key Securityholder or any Affiliate of an Individual Key Securityholder violates any of the obligations under this Section 7.1, Parent may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each Individual Key Securityholder acknowledges that a violation of this Section 7.1 may cause Parent irreparable harm which may not be adequately compensated for by money damages. Each Individual Key Securityholder therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Parent shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such Individual Key Securityholder or such Affiliate of such Individual Key Securityholder to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

7.2. Taxes.

(a) Liability for Taxes. Each Key Securityholder jointly and severally agrees to indemnify and hold harmless pursuant to Article VIII each Parent Group Member from and against any and all Losses and Expense incurred by such Parent Group Member in connection with or arising from (A) all Taxes imposed on the Company or the Subsidiary or for which either the Company or the Subsidiary may otherwise be liable, as a result of having been a member of a Company Group (including Taxes for which the Company or the Subsidiary may be liable pursuant to Treas. Reg. § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from the Company or the Subsidiary ceasing to be a member of any Company Group), and (B) all Taxes imposed on the Company or the Subsidiary, or for which the Company or the Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period up to and including the Closing Date; provided, however, that any extraordinary transaction occurring on the Closing Date after the Closing at the direction of Parent shall be treated by the Company, the Securityholders and Parent for all federal income tax purposes as occurring at the beginning of the day following the Closing Date. Whenever it is necessary to determine the liability for Taxes of the Company or the Subsidiary for a Straddle Period, the determination of the Taxes of the Company or the Subsidiary for the portion of the Straddle Period up to and including the Closing Date, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and personal property, real property and other similar Taxes, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding the foregoing and for the avoidance of doubt, any Excluded Taxes shall not be indemnified by any Securityholder.

(i) Each Key Securityholder shall be liable for and pay, and pursuant to Article VIII shall indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from any gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(ii) Except as provided for in clause (B) below and except to the extent shown as an asset (or liability reduction) on the Closing Date Net Working Capital Statement, if Parent, the Surviving Corporation or any Parent Group Member receives a credit with respect to, or refund of, any Tax for which any Key Securityholder is liable under this Agreement, Parent shall pay over to the Securityholder Representative for distribution to the Securityholders the amount of such refund or credit within fifteen (15) days after receipt. In the event that any refund or credit of Taxes for which a payment has been made to the Securityholder Representative by Parent is subsequently reduced or disallowed, the Securityholder Representative shall indemnify and hold harmless Parent (in accordance with the provisions of Section 7.2(c)) for any Tax by reason of the reduction or disallowance in an amount not to exceed the amount actually paid by Parent to the Securityholder Representative.

(A) If Parent, the Company or the Subsidiary becomes entitled to a refund or credit of Taxes for which any Securityholder is liable under paragraph (a) to indemnify Parent, the Company or the Subsidiary, and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Company or the Subsidiary, then except as provided in Section 7.6, any Securityholder shall not be entitled to the amount of such refund or credit, nor shall such Securityholder be obligated under the preceding sentence to pay Parent the amount of such refund or credit.

(B) For purposes of this Section 7.2, Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other Taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

(b) Tax Returns.

(i) The Securityholder Representative shall prepare or cause to be prepared and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by the Company or the Subsidiary for taxable years or periods ending on or before the Closing Date and the Securityholder Representative shall timely remit (or cause to be remitted first from the Escrow Account) any Taxes due in respect of such Tax Returns, and Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or the Subsidiary for Straddle Periods and Parent shall timely remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. Parent will sign (after it has a reasonable opportunity to review and comment) and file or cause to be timely filed any Tax Returns otherwise required to be filed by the Securityholder Representative after the Closing Date pursuant to the immediately preceding sentence (including to claim the carryback of any net operating losses) that are required to be signed by Parent or the Surviving Corporation (which Tax Returns shall be prepared in a manner consistent with past practice (except for claiming Transaction Tax Deductions) and provided to Parent by the Securityholder Representative pursuant to the immediately preceding sentence) and will provide a copy of such Tax Returns and evidence of the timely filing of same to the Securityholder Representative, which shall pay to Parent the amount of the applicable Taxes.

(ii) The Key Securityholders (first from the Escrow Account), on the one hand, and Parent, on the other hand, shall reimburse the other for any Taxes for which any Key Securityholder or Parent is liable pursuant to paragraph (a) of this Section 7.2 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the Key Securityholders or Parent, as the case may be, but in no event earlier than one (1) day prior to the due date for paying such Taxes.

(c) Contest Provisions.

(i) Parent shall notify the Securityholder Representative in writing upon receipt by Parent, any of its Affiliates, the Company or the Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments for which the Key Securityholders may be required to indemnify Parent Group Members pursuant to paragraph (a) of this Section 7.2, provided that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder except to the extent a Key Securityholder has been prejudiced by such failure.

(ii) The Securityholder Representative shall have the sole right to represent the Company’s or the Subsidiary’s interests in and make all decisions in connection with any Tax audit or administrative or court proceeding relating to Tax liabilities for which the Securityholders may be required to indemnify Parent Group Members pursuant to paragraph (a) of this Section 7.2 and which relate to taxable periods ending on or before the Closing Date, and to employ counsel of the Securityholder Representative’s choice at the Securityholders’ expense. Notwithstanding the foregoing, neither the Securityholder Representative nor any Securityholder nor any Affiliate of any Securityholder shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could reasonably be expected to adversely affect the liability for Taxes of any Parent Group Member, the Company, the Subsidiary or any Affiliate thereof for any period after the Closing Date without the prior written consent of Parent, which consent may not be unreasonably withheld or delayed. Parent shall have the sole right to represent the Company’s or the Subsidiary’s interests in and make all decisions in connection with any Tax audit or administrative or court proceeding relating to Straddle Period Tax Returns, and to employ counsel of Parent’s choice at its expense. Notwithstanding the foregoing, neither Parent nor any Affiliate of Parent shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could reasonably be expected to adversely affect the liability for Taxes of any Securityholder Group Member, the Company or any Affiliate thereof for any period including the Closing Date without the prior written consent of the Securityholder Representative, which consent may not be unreasonably withheld or delayed.

(d) Tax Return Amendments. Without the prior written consent of the Securityholder Representative, which consent may not be unreasonably withheld or delayed, Parent shall not amend or permit the amendment of any Tax Returns of the Company or the Subsidiary for taxable years or periods ending on or before the Closing Date or for any Straddle Period, and shall not extend or permit the extension of any statute of limitations with respect to such Tax Returns.

(e) The Key Securityholders and parent shall reasonably cooperate, and shall cause their Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns in respect of the Company, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits or defending any claim or assessment with respect to all taxable periods relating to Taxes. Parent shall use reasonable efforts to mitigate any Taxes for which any Key Securityholder may be liable under this Section 7.2.

7.3. Employee Benefit Plans.

(a) For purposes of determining eligibility to participate and vesting under any employee benefit plan of Parent, employees of the Surviving Corporation shall receive service credit for service with the Company prior to the Closing to the same extent such credit was granted under a Company Plan prior to the Closing Date, including the applicability of minimum waiting periods for participation in such plans. Except as provided in the last sentence of Section 2.8(d)(ii), nothing in this Agreement shall create any obligation on the part of the Parent or the Surviving Corporation to continue the employment of any employee for any period following the Closing Date and nothing in this Agreement shall preclude Parent or the Surviving Corporation from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(b) Effective no later than the day immediately preceding the Closing Date, the Company and the Subsidiary shall each take all action required to terminate any and all of the retirement plans sponsored or maintained by the Company or the Subsidiary including the Cymetrix Corporation Retirement Plan. Parent agrees and acknowledges that the form and substance of such resolutions have been reviewed and approved by Parent. Parent agrees and acknowledges that evidence reasonably satisfactory to Parent of such termination was delivered to Parent no later than the day prior to the Closing Date.

7.4. Collection of Receivables.

(a) From and after the Closing Date, the Surviving Corporation shall use its commercially reasonable efforts to collect the accounts and notes receivable and work in process reflected in the Closing Date Net Working Capital Statement (the “Receivables”) in accordance with the billing and collection practices presently applied by the Company in the collection of its accounts and notes receivable, except that with respect to any particular Receivable, the Surviving Corporation may make any adjustment, concession or settlement which in the good faith judgment of the Company CEO is commercially reasonable, except that the Surviving Corporation shall not commence litigation to effect collection without the prior written consent of Parent, which shall not be unreasonably withheld or delayed. In connection with the collections by the Surviving Corporation, if a payment is received from an account debtor who has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.

(b) Parent shall, on or before twenty (20) days after the beginning of each calendar month commencing with the second complete calendar month following the Closing Date, deliver to the Securityholder Representative a written report of the aggregate amount of the Receivables and the aggregate amount of cash collections of the Receivables during the period from the Closing Date through the date of such report.

(c) After giving effect to all adjustments, concessions and settlements made and collection fees incurred, (i) if the Surviving Corporation has not collected, within one hundred eighty (180) days after the Closing Date, an amount equal to the excess of the Receivables over the allowance for doubtful accounts shown on the Closing Date Net Working Capital Schedule (such excess being referred to herein as the “Net Amount of Receivables”), then the Securityholder Representative shall pay to the Surviving Corporation (first from the Advance Amount and, if such payment is greater than the Advance Amount, from Securityholders) an amount equal to (x) the Net Amount of Receivables minus (y) the amount collected in cash (after giving effect to the items set forth above by the Surviving Corporation during such 180-day period in respect of the Receivables, and (ii) if the Surviving Corporation has collected, within one hundred eighty (180) days after the Closing Date, an amount in excess of the Net Amount of Receivables (such excess being referred to herein as the “Excess Receivables Amount”), then Parent shall (A) deposit with the Escrow Agent to then pay to each Securityholder holding Company Common Stock immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the Excess Receivables Amount, and (B) pay to the Surviving Corporation, for further distribution, net of applicable withholding Tax, to each Securityholder holding Company Options immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the Excess Receivables Amount; provided that the aggregate deposited or amount so paid pursuant to this clause (ii) shall not exceed $225,000. Promptly after any payment pursuant to clause (i) of this Section 7.4(c), the Surviving Corporation shall assign to the Securityholder Representative the right to collect any Receivables which were not so collected by the Surviving Corporation.

(d) If, after the Closing Date, any Key Securityholder shall receive any remittance from any account debtors with respect to the Receivables (other than with respect to Receivables assigned to the Securityholder Representative under Section 7.4(c)), such Key Securityholder shall endorse such remittance to the order of the Surviving Corporation and forward it to the Surviving Corporation promptly following receipt thereof, and any such amounts shall be deemed to have been collected by the Surviving Corporation for purposes of this Section 7.4. If the Surviving Corporation assigns any Receivable to the Securityholder Representative pursuant to Section 7.4(c) and thereafter the Surviving Corporation shall receive any remittance for any account debtors with respect to such assigned Receivable, the Surviving Corporation shall endorse such remittance to the order of the Securityholder Representative and forward it to the Securityholder Representative following receipt thereof.

7.5. Indemnification.

(a) For six (6) years after the Closing Date, Parent shall cause the Surviving Corporation to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation and by-laws and the provisions of the employment or indemnification agreements listed on Schedule 7.5(a) in existence on the date hereof with, or for the benefit of, any such directors, officers and employees, for acts or omissions occurring on or prior to the Closing Date.

(b) Prior to the Closing, the Company shall purchase, and Parent shall cause the Surviving Corporation to maintain in effect for a period of six (6) years after the Closing Date, a tail policy to each of (i) the current directors and officers liability, employment practices liability, fiduciary liability package, policy number NHP653727, (ii) the current cyber liability policy, policy number UCS2666964.13 and (iii) the current errors and omissions policy, policy number MPL1297202.13, each as maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the appropriate current policy. The costs of the tail policy provided in clause (i) above shall be borne 50% by Parent and 50% by Securityholders as a Selling Expenses and the costs of the tail policies provided in clauses (ii) and (iii) shall be borne by Securityholders as Selling Expenses.

(c) Notwithstanding Section 9.5(b), the provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

7.6. Tax Benefit Amounts.

(a) If any Transaction Tax Deduction is not properly deductible for Tax purposes by the Company or any of its Subsidiaries for any taxable year or period (or portion of the Straddle Period) that ends on or before the Closing Date, the Securityholders shall be entitled to any Transaction Tax Benefit, plus any interest actually received by or credited to Parent, the Surviving Corporation or any Parent Group Member relating thereto, actually realized by the Parent, the Surviving Corporation or any Parent Group Member after the Closing Date. Parent shall (and shall cause the Surviving Corporation and each applicable Parent Group Member to) claim all available Transaction Tax Deductions that are properly deductible by them for Tax purposes and shall promptly after filing any Tax Return reflecting a Transaction Tax Benefit (A) pay to each Securityholder holding Company Common Stock immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the Transaction Tax Benefit and (B) pay to the Surviving Corporation, for further distribution, net of applicable withholding Tax, to each Securityholder holding Company Options immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the Transaction Tax Benefit; provided, that Parent’s obligations under this Section 7.6 shall terminate upon the expiration of the date that is five (5) years from the Closing Date, except that any obligations of Parent under this Section 7.6 with respect to any claims or payments due for any period prior to such expiration shall continue until such claims or payments are settled or paid in full in accordance with this Section 7.6.

(b) The Securityholder Representative shall have the right to participate, at its expense, in and, together with Parent, make all decisions affecting that portion of the conduct of any Tax audit or administrative or court proceeding asserting that any previously claimed Transaction Tax Benefit should be disallowed (but only to the extent such audit or proceeding relates to such assertion). Neither Parent nor any Affiliate of Parent shall be entitled to settle, either administratively or after the commencement of litigation, any such audit or proceeding without the prior written consent of the Securityholder Representative, which consent may not be unreasonably withheld or delayed. Each Securityholder shall pay an amount equal to its Securityholder Percentage of any disallowed Transaction Tax Benefit to Parent or the Surviving Corporation within thirty (30) days of the final resolution of such audit or proceeding. The Securityholders’ aggregate liability under the preceding sentence shall not exceed the amounts previously paid to the Securityholders under Section 7.6(a) plus any interest and penalties directly attributable to such disallowance (but only to the extent such interest and penalties would apply without regard to the disallowance of any unrelated Tax items).

7.7. COBRA. From and after the Closing Date, Parent and the “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part shall be solely responsible for providing COBRA continuation coverage pursuant to COBRA and similar state Law to those individuals who are or become “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement and whose qualifying event occurs prior to, on or after the Effective Time.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification by Key Securityholders.

(a) Subject to the limitations set forth in this Article VIII, each Key Securityholder jointly and severally agrees to indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of the Company contained in Article IV (including the Schedules related thereto);

(ii) any breach by the Securityholder Representative of any of its covenants or agreements, or any failure of the Securityholder Representative to perform any of its obligations, in this Agreement or in any Company Ancillary Agreement;

(iii) the failure of any Key Securityholder to pay, perform or discharge any Excluded Liability;

(iv) the obligations of the Securityholders with respect to Taxes of each of the Company and the Subsidiary under Section 7.2(a);

(v) the exercise by any Stockholder of appraisal rights in connection with the Merger, including (x) any proceeding in respect of Appraisal Shares and (y) any payments to any Person that was a holder of Company Common Stock or Company Preferred Stock immediately prior to Effective Time in respect of such Person’s Appraisal Shares, to the extent such payments exceed the cash amount to which such Person would have been entitled pursuant to Section 2.2(c)(i) in respect of such Appraisal Shares if such Person had not exercised appraisal rights in respect thereof; or

(vi) any claim or dispute between any Securityholder and the Securityholder Representative, including any such claim or dispute relating to any action taken or not taken by the Securityholder Representative on behalf of any Securityholder or any such claim or dispute relating to the Advance Amount.

(b) Subject to the limitations set forth in this Article VIII, each Key Securityholder individually and for itself and not for any other Key Securityholder agrees to indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of such Key Securityholder contained in Article V (including the Schedules related thereto) or in any Securityholder Ancillary Agreement to which such Key Securityholder is a party; or

(ii) any breach by such Key Securityholder of any of its covenants or agreements, or any failure of such Key Securityholder to perform any of its obligations, in this Agreement or in any Securityholder Ancillary Agreement to which such Key Securityholder is a party.

For purposes of this Section 8.1, if any representation or warranty of the Company or any Key Securityholder contained or referred to in this Agreement or any certificate delivered by or on behalf of the Company or any Key Securityholder is qualified in any respect by knowledge, materiality, in all material respects, Material Adverse Effect or words of like import, such qualifiers or other qualifiers of like import shall be ignored in determining the amount of any Loss or Expense.

8.2. Indemnification by Parent.

Subject to the limitations set forth in this Article VIII, Parent agrees to indemnify and hold harmless each Securityholder Group Member from and against any and all Losses and Expenses incurred by such Securityholder Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Parent or Merger Sub contained in Article VI (including the Schedules related thereto);

(ii) any breach by Parent or Merger Sub of any of its covenants or agreements, or any failure of such to perform any of its obligations, in this Agreement or in any Parent Ancillary Agreement; or

(iii) the obligations of Parent or the Surviving Corporation with respect to Taxes of each of the Company and the Subsidiary under Section 7.2.

For purposes of this Section 8.2, if any representation or warranty of Parent or Merger Sub contained or referred to in this Agreement or any certificate delivered by or on behalf of Parent or Merger Sub is qualified in any respect by knowledge, materiality, in all material respects, Material Adverse Effect or words of like import, such qualifiers or other qualifiers of like import shall be ignored in determining the amount of any Loss or Expense.

8.3. Notice of Claims.

(a) Any Parent Group Member or Securityholder Group Member, as the case may be (the “Indemnified Party”) seeking indemnification hereunder shall, within thirty (30) days after the Indemnified Party has actual knowledge of any claim that it has under this Article VIII, give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after any action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor (provided that if any Indemnified Party or any Indemnitor is a Securityholder Group Member, such written agreement shall be executed by the Securityholder Representative on behalf of such Indemnified Party or Indemnitor); (ii) pursuant to Section 9.19 and, if necessary, Section 9.20; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree (provided that if any Indemnified Party or any Indemnitor is a Securityholder Group Member, such written agreement shall be executed by the Securityholder Representative on behalf of such Indemnified Party or Indemnitor). The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

8.4. Third Person Claims.

(a) The Indemnitor shall have the right, exercisable by written notice to the Indemnified Party within twenty (20) days after receipt of a Claim Notice for a Third Person

Claim, to conduct and control, through counsel of its choosing, the defense, compromise or settlement of such Third Person Claim; provided that the Indemnitor acknowledges and agrees in writing that the Indemnitor has the obligation to indemnify the Indemnified Party with respect to such Third Person Claim hereunder. In any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of such Third Person Claim (including any discussions and negotiations regarding settlement or compromise) and provided further that the Indemnitor shall not, without the prior written consent of the Indemnified Party (which written consent shall not be unreasonably withheld), compromise or settle such Third Person Claim. Notwithstanding the foregoing, the Indemnitor shall have the right to settle or compromise any such Third Person Claim without such consent, so long as the settlement (1) does not provide for injunctive or other nonmonetary relief affecting any Indemnified Party, (2) does not include any admission of fault, culpability or wrongdoing and (3) includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a complete and unconditional release from all liability with respect to such Third Person Claim.

(b) Notwithstanding the foregoing, if either (i) the Indemnitor does not so assume the defense of a Third Person Claim, or (ii) such Third Person Claim either (A) seeks permanent injunctive relief, (B) where any Key Securityholder is the Indemnitor, seeks any other equitable remedies which, if granted, would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, (C) is a criminal proceeding or (D) involves or arises out of any inquiry, investigation or proceeding by any Governmental Body, including any civil investigative demand or an investigation or inquiry (including proceedings, inquiries, actions or investigations by any Governmental Body, so-called “whistleblower” or qui tam complaints, even if the government has declined to intervene in such “whistleblower” or qui tam complaints) (provided that in the case of any Third Person Claim described in this clause (D), if such Third Person Claim is adversely determined, such Third Person Claim would have a material adverse effect on the business or reputation of the Surviving Corporation or Parent), then the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of such Third Person Claim. In any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of such Third Person Claim (including any discussions and negotiations regarding settlement or compromise).

8.5. Limitations on Indemnification Obligations.

(a) The obligations of the Key Securityholders pursuant to the provisions of Section 8.1 are subject to the following limitations:

(i) the Key Securityholders shall be required to indemnify and hold harmless under Sections 8.1(a)(i) and 8.1(b)(i) and Section 8.1(a)(iii) (but only as to the failure to pay, perform or discharge any Excluded Liability described in clauses (e), (f), (g), (h) and

(i) of Section 2.10) with respect to Losses and Expenses incurred by Parent Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.7, 4.15, 5.1, 5.2 and 5.3 (the “Securityholder Excluded Representations”), as to which this subsection (i) shall have no effect) only if the aggregate amount of such Losses and Expenses exceeds $750,000 and then only to the extent of such excess;

(ii) the aggregate amount that the Key Securityholders shall be required to indemnify and hold harmless under Sections 8.1(a)(i) and 8.1(b)(i) (other than Losses or Expenses incurred as a result of inaccuracies of any Securityholder Excluded Representation, as to which this subsection (ii) shall have no effect) shall not exceed an amount equal to the sum of (x) $11,250,000 and (y) fifteen percent (15%) of the amount of the Contingent Payment, if any, pursuant to Section 2.8; provided that no Key Securityholder shall have any liability for Losses or Expenses under Section 8.1 (other than Losses or Expenses incurred as a result of inaccuracies of any Securityholder Excluded Representation or Losses or Expenses incurred as a result of any breach or failure to perform by such Key Securityholder of such Key Securityholder’s covenants, agreements or obligations in Section 7.1, as to all of which this proviso shall have no effect) in excess of an amount equal to such Key Securityholder’s Securityholder Percentage of the sum of (x) $75,000,000 and (y) the amount of the Contingent Payment, if any, pursuant to Section 2.8;

(iii) the indemnification provided for in Sections 8.1(a)(i) and 8.1(b)(i) shall terminate on the last day of the eighteenth (18th) month following the Closing Date (and no claims shall be made by any Parent Group Member under Sections 8.1(a)(i) or 8.1(b)(i) thereafter), except that the indemnification by the Key Securityholders shall continue as to: (A) the Securityholder Excluded Representations (other than the representations and warranties contained in Sections 4.7 and 4.15), as to which no time limitation shall apply, (B) the representations and warranties contained in Sections 4.7 and 4.15, which shall terminate thirty (30) days following the expiration of the applicable statute of limitations, (C) the representations and warranties contained in Section 4.12, which shall terminate on the last day of the thirty-sixth (36th) month following the Closing Date and (D) any Losses or Expenses in connection with or arising from any claim of which any Parent Group Member has notified the Securityholder Representative in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of the Key Securityholders shall continue until the liability of the Key Securityholders shall have been determined pursuant to this Article VIII, and Key Securityholders shall have reimbursed all Parent Group Members for the full amount of any such Losses and Expenses determined to be payable to such Parent Group Members in accordance with this Article VIII;

(iv) after the later of (A) the fourth (4th) anniversary of the Closing Date and (B) the date on which RLHI is dissolved and liquidated and all of its assets are distributed to its partners (the later of such dates being the “RLH Expiration Date”), (x) the obligations of the RLH Funds provided for in Section 8.1(a) shall terminate (and no claims against the RLH Funds may be made by any Parent Group Member under

Section 8.1(a) thereafter) and (y) the obligations of each of Michael Halberda and Jeffrey MacDonald provided for in Section 8.1(a)(iii) shall be several (and not joint) in proportion to his Securityholder Percentage, except that in each case the indemnification by the Key Securityholders shall continue as to any Losses or Expenses in connection with or arising from any claim of which any Parent Group Member has notified the Securityholder Representative in accordance with the requirements of Section 8.3 or on prior to the RLH Expiration Date, as to which the obligation of the Key Securityholders shall continue (without giving effect to any provision of this subsection (iv)) until the liability of the Key Securityholders shall have been determined pursuant to this Article VIII, and the Key Securityholders shall have reimbursed all Parent Group Members for the full amount of any such Losses and Expenses determined to be payable to such Parent Group Members in accordance with this Article VIII;

(v) the indemnification provided for in Section 8.1(a)(iii) shall terminate on the sixth (6th) anniversary of the Closing Date (and no claims may be made by any Parent Group Member under Section 8.1(a)(iii) thereafter) except that the indemnification by the Key Securityholders shall continue as to any Losses or Expenses in connection with or arising from any claim of which any Parent Group Member has notified the Securityholder Representative in accordance with the requirements of Section 8.3 on or prior to the sixth (6th) anniversary of the Closing Date, as to which the obligation of the Key Securityholders shall continue until the liability of the Key Securityholders shall have been determined pursuant to this Article VIII, and the Key Securityholders shall have reimbursed all Parent Group Members for the full amount of any such Losses and Expenses determined to be payable to such Parent Group Members in accordance with this Article VIII; and

(vi) notwithstanding anything to the contrary in this Agreement, any indemnification obligations of the Key Securityholders pursuant to Section 8.1(a) or Section 8.1(b) must first be drawn from the Escrow Account.

(b) The obligations of Parent pursuant to the provisions of Section 8.2 are subject to the following limitations:

(i) Parent shall be required to indemnify and hold harmless under Sections 8.2(a)(i) with respect to Losses and Expenses incurred by Securityholder Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1, 6.2, 6.3 and 6.4 (the “Parent Excluded Representations”) , as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds $750,000 and then only to the extent of such excess;

(ii) the aggregate amount that Parent shall be required to indemnify and hold harmless under Sections 8.2(a)(i) (other than Losses or Expenses incurred as a result of inaccuracies of any Parent Excluded Representation, as to which this subsection (ii) shall have no effect) shall not exceed an amount equal to the sum of (x) $11,250,000 and (y) fifteen percent (15%) of the amount of the Contingent Payment, if any, pursuant to Section 2.8; and

(iii) the indemnification provided for in Sections 8.2(a)(i) shall terminate on the last day of the eighteenth (18th) month following the Closing Date (and no claims shall be made by any Securityholder Group Member under Sections 8.2(a)(i) thereafter), except that the indemnification by the Parent shall continue as to: (A) the Parent Excluded Representations, as to which no time limitation shall apply and (B) any Losses or Expenses of which any Securityholder Group Member has notified Parent in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Parent shall continue until the liability of Parent shall have been determined pursuant to this Article VIII, and Parent shall have reimbursed all Securityholder Group Members for the full amount of any such Losses and Expenses determined to be payable to such Securityholder Group Members in accordance with this Article VIII.

8.6. Additional Limitations; Net Losses; Subrogation; Mitigation.

(a) Any indemnification amount payable by an Indemnitor to an Indemnified Party pursuant to Section 8.1 or Section 8.2 shall be net of any Tax benefit actually realized by such Indemnified Party with respect to such claim.

(b) Any indemnification amount payable by an Indemnitor to an Indemnified Party pursuant to Section 8.1 or Section 8.2 shall be net of any insurance proceeds actually realized by and paid to or paid on behalf of such Indemnified Party in respect of such claim (net in each case of (i) any Expenses incurred to recover such amounts (including any deductible and related retrospective premium adjustments resulting from assertion of such claims) and (ii) any Losses in respect of the same matter that are not subject to indemnification hereunder solely by virtue of any of the limitations in this Article VIII). Any such Indemnified Party shall use its commercially reasonable efforts to make insurance claims and receive insurance proceeds from such applicable policies relating to any indemnifiable event for which it is seeking indemnification pursuant to Section 8.1 or Section 8.2.

(c) If the amount of any Losses or Expense, at any time subsequent to the making of an indemnification payment for such Losses or Expense, is reduced by an actual recovery, settlement, or otherwise under or pursuant to any insurance coverage or pursuant to any claim, recovery, settlement, or payment by or against any Person not Affiliated with the Indemnified Party or the Indemnitor, the amount of such reduction, less any costs, expenses, premiums, or other applicable amounts incurred in connection therewith, shall promptly be repaid by such Indemnified Party to the Indemnitor, up to the amount previously indemnified, and to the extent indemnification was made from the Escrow Amount, such repayment shall be made back into the Escrow Account (or if after the Escrow Account has been terminated, to the Securityholder Representative for distribution to the Securityholders).

(d) No Key Securityholder shall be required to indemnify and hold harmless any Parent Group Member under Section 8.1 in respect of any matter, to the extent such matter was taken into account in reducing the Cash Closing Consideration pursuant to Section 2.7 and Parent has been compensated therefor pursuant to Section 2.7.

(e) If any Indemnified Party has been reimbursed for the full amount of any Loss or Expense in accordance with Article VIII, such Indemnified Party shall not thereafter be entitled to be compensated for the same Loss or Expense.

(f) The Key Securityholders and Parent shall, and shall cause their affiliated Indemnified Parties to, take commercially reasonable actions to mitigate any Losses or Expenses subject to Indemnification pursuant to Section 8.1 or Section 8.2, provided that any Expenses reasonably incurred in connection with such commercially reasonable mitigation efforts shall constitute Expenses subject to indemnification hereunder (subject to the other limitations on indemnification provided in this Article VIII).

(g) The Parent Group Members’ rights to indemnification pursuant to Section 8.1 on account of any Losses or Expenses will be reduced by the amount of any reserve reflected on the Financial Statements established for the general category of items or matters similar in nature to the specific items or matters giving rise to such Losses or Expenses.

8.7. Coordination with Tax Contests. If there shall be any conflicts between the provisions of this Article VIII and Section 7.2(c) (relating to Tax contests), the provisions of Section 7.2(c) shall control with respect to Tax contests.

8.8. Exclusive Remedy. Except for claims based upon fraud or intentional misconduct or claims that cannot be waived as a matter of law, the parties agree that, from and after the Closing, the sole and exclusive remedies of the Indemnified Parties for any Losses and Expenses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby are (i) the indemnification and reimbursement obligations of the parties set forth in this Article VIII and (ii) claims by any party for equitable relief.

8.9. Tax Treatment. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the purchase price for the Business for Tax purposes except to the extent otherwise required by applicable law.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, (a) except as otherwise provided in Section 8.5(a)(iii), the representations and warranties contained in this Agreement shall terminate on the last day of the eighteenth (18th) month following the Closing Date and (b) as provided in clauses (iv) and (v) of Section 8.5(a), the covenants and agreements specified therein shall terminate at the times specified therein. Except as otherwise provided herein, no claim shall be made for the breach of any representation, warranty, covenant or agreement contained in this Agreement or under any certificate delivered with respect thereto under this Agreement after the date on which such representations, warranties, covenants and agreements terminate as set forth in this Section.

9.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent, to its counsel, accountants, financial advisors or lenders, in the case of a Key Securityholder or the Securityholder Representative, to their respective counsel, accountants, financial advisors, in the case of the RLH Funds to investors in the RLH Funds, or in the case of an Individual Key Securityholder, in connection with his or her employment with the Surviving Corporation). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

9.3. No Public Announcement. Neither Parent or Merger Sub, nor any Securityholder, the Securityholder Representative or the Company or the Subsidiary shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except with the prior written consent of Parent or the Securityholder Representative, as the case may be (which consent shall not be unreasonably withheld or delayed) and except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange. The foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations. Notwithstanding the foregoing, upon the execution of this Agreement, (a) Parent and the Company shall issue press releases announcing the transactions contemplated by this Agreement that are mutually agreed upon by Parent and the Securityholder Representative and (b) Parent shall file a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement.

9.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when (i) delivered personally, (ii) sent by registered or certified mail or by private courier or express delivery service or (iii) sent by email, provided such email is promptly followed by delivery pursuant to subsection (i) or (ii), and addressed as follows:

If to Parent or Merger Sub, to:

Navigant Consulting, Inc.

30 S. Wacker, Suite 3550

Chicago, IL 60606

Attention: General Counsel

Email: monica.weed@navigant.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Steven Sutherland

Email: ssutherland@sidley.com

If to any Securityholder or to the Securityholder Representative, to:

Michael Halberda

6840 E. Avenida De Santiago

Anaheim Hills, CA 92807

Email: Michael.halberda@cymetrix.com

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

2029 Century Park East, Suite 2600

Los Angeles, CA 90067

Attention: D. Stephen Antion

Email: stephen.antion@kattenlaw.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

9.5. Successors and Assigns.

(a) The rights of any party under this Agreement shall not be assignable by such party hereto without the written consent of Parent (in the case of assignment by any Key Securityholder) or the Securityholder Representative (in the case of an assignment by Parent); provided that Parent may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee whether by merger, liquidation (including successive mergers or liquidations) or otherwise. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person (other than the parties and their successors and assigns permitted by this Section 9.5, the Parent Group Members or the Securityholder Group Members and except as otherwise provided in Section 7.5(c)) any right, remedy or claim under or by reason of this Agreement.

9.6. Access to Records After Closing.

(a) For a period of six years after the Closing Date, the Securityholder Representative and his or her representatives shall have reasonable access to all of the books and records of each of the Company and the Subsidiary in existence as of the Closing Date to the extent that such access may reasonably be required by the Securityholder Representative in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Parent upon receipt of reasonable advance notice and during normal business hours. The Securityholder Representative shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.6. If Parent shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Parent shall, prior to such disposition, give the Securityholder Representative a reasonable opportunity, at the Securityholder Representative’s expense, to segregate and remove such books and records as the Securityholder Representative may select.

(b) For a period of six years after the Closing Date, Parent and its representatives shall have reasonable access to any books and records (other than books and records described on Schedule 9.6) relating to the Company, the Subsidiary or the Business which any Securityholder or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by each Securityholder and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Parent shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.6. If any Securityholder or any of its Affiliates shall desire to dispose of any of such books and records (other than books and records described on Schedule 9.6) prior to the expiration of such six-year period, such Securityholder shall, prior to such disposition, give Parent a reasonable opportunity, at Parent’s expense, to segregate and remove such books and records as Parent may select.

9.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto including the letter of intent, dated December 16, 2013, as amended, by and among Parent, the Company, Michael Halberda, Jeffrey MacDonald and Riordan, Lewis & Haden Equity Partners. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by the Securityholder Representative and by Parent.

9.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.9. Schedules.

(a) The parties acknowledge and agree that (i) the matters reflected in the Schedules are not necessarily limited to the matters required by this Agreement to be disclosed in the Schedules, (ii) the Schedules may include certain items and information solely for informational purposes for the convenience of the parties and (iii) the disclosure by the Key Securityholders of any matter in the Schedules shall not be deemed to constitute an acknowledgment by the Key Securityholders that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules are not intended to imply that such amounts are within or outside the ordinary course of business for purposes of this Agreement.

(b) If and to the extent any information required to be furnished in any Schedule is contained in any other Schedule, such information shall be deemed to be included in all Schedules to the extent that the relevance of any such information to any other Schedule is reasonably apparent from the face of such disclosure without further investigation.

(c) The Key Securityholders have disclosed the information contained in the Schedules solely for purposes of the Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including of any violation of Requirements of Laws or breach of any agreement.

9.10. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.11. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and any related agreements and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants; provided, that except as otherwise set forth in this Agreement, all costs and expenses, if any, incurred by the Company, the Subsidiary and the Securityholders in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of counsel and accountants, are to be treated as Selling Expenses to the extent unpaid at the Closing.

9.12. Execution in Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when two or more counterparts have been signed by each of the parties hereto and delivered to the Securityholder Representative and Parent. Any signature page delivered by fax or electronic mail shall be binding to the same extent as an original signature page. Without limiting the effect of the foregoing, any party who delivers such a signature page shall deliver an original counterpart to any party who requests it.

9.13. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

9.14. Further Assurances. From time to time following the Closing, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other parties such other instruments of conveyance and transfer as a party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated by this Agreement, and, in the case of any licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with each other party at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to the Security Corporation the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts to secure to the Surviving Corporation the benefits thereof in some other manner (including the exercise of the rights of the Company thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

9.15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois, except to the extent the laws of the State of Delaware are mandatorily applicable to the Merger.

9.16. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.17. Representation by Counsel. Each of the Key Securityholders hereby acknowledges (i) that he, she or it has consulted with or has had the opportunity to consult with independent counsel of his, her or its own choice concerning this Agreement and has been advised to do so, and (ii) that he, she or it has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on his, her or its own judgment.

9.18. Submission to Jurisdiction. Each Key Securityholder, Securityholder Representative, Parent and Merger Sub hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States.

9.19. Dispute Resolution.

(a) Any dispute, controversy or claim (including any dispute arising under Article VIII of this Agreement but excluding (i) any dispute, controversy or claim by Parent arising under Section 7.1, (ii) any dispute, controversy or claim arising under Section 2.7, which shall be resolved pursuant to Section 2.7 and (iii) any dispute, controversy or claim arising under Section 2.8, which shall be resolved pursuant to Section 2.8), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between any Securityholder Group Member, on the one hand, and any Parent Group Member, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be resolved in accordance with the procedures described in this Section and, if necessary, Section 9.20. The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:

(b) Upon written request of either Parent, on the one hand, or the Securityholder Representative, on the other hand, each will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

(c) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party’s position.

(d) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

(i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the Dispute does not appear likely; or

(ii) the expiration of the fifteen (15) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 9.19 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 9.19 or Section 9.20.

9.20. Arbitration.

(a) If resolution of the Dispute still cannot be achieved as contemplated by Section 9.19, the Dispute shall be settled by binding arbitration conducted in Chicago, Illinois in accordance with the then current Comprehensive Arbitration Rules and Procedures of JAMS as modified by the following provisions of this Agreement:

(b) If the amount in dispute exceeds $100,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list in accordance with the appointment rules of the JAMS. If the amount in dispute is less than $100,000, selection of one neutral arbitrator by the parties shall be from the JAMS panel list in accordance with appointment rules of the JAMS.

(c) The arbitration process shall be conducted on an expedited basis by the JAMS office located in Chicago, Illinois. Proceedings in arbitration shall begin no later than forty five

(45) days after the filing of the Dispute with the JAMS and shall be Scheduled to conclude no later than two hundred seventy (270) days after the filing of the Dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois.

(d) The arbitrator(s) may in his, her or their discretion order a pre-hearing exchange of information, including production of documents, exchange of summaries of testimony or exchange of statements of position or depositions.

(e) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of Section 9.2 of this Agreement.

(f) The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.

(g) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(h) The parties agree to equally split, as between the Key Securityholders, on the one hand, and Parent, on the other hand, split the cost of any arbitration, including the administrative fee, the compensation of the arbitrator(s) and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s).

(i) The parties shall each bear all their own costs and expenses, irrespective of which party is the prevailing party in the arbitration.

(j) Notwithstanding the agreements contained in Section 9.19 and this Section 9.20, either party may apply to a court having jurisdiction to (i) enforce this agreement to arbitrate, (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, (iii) avoid the expiration of any applicable limitations period, (iv) preserve a superior position with respect to other creditors, or (v) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraph (l) below.

(k) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(l) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 except as modified hereby, shall govern the interpretation and enforcement of this Section 9.20.

(m) Notwithstanding the foregoing, each party hereto agrees to continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

9.21. Conflicts; Privileges. It is acknowledged by each of the parties hereto that the Company and the Securityholder Representative have retained Katten Muchin Rosenman LLP (“KMR”) to act as their counsel in connection with the transactions contemplated hereby and that KMR has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of KMR for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation and any of its Affiliates) and the Securityholder Representative or any Key Securityholder, KMR may represent the Securityholder Representative or any Key Securityholder in such dispute even though the interests of the Securityholder Representative or such Key Securityholder may be directly adverse to Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation), and even though KMR may have represented the Surviving Corporation in a matter substantially related to such dispute, Parent (i) hereby waives, on behalf of itself and the Surviving Corporation and each of its Affiliates, any claim they have or may have that KMR has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, and (ii) agrees that, in the event that a dispute arises after the Closing between Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation) and the Securityholder Representative or any Key Securityholder, KMR may represent the Securityholder Representative or such Key Securityholder in such dispute even though the interest of the Securityholder Representative or such Key Securityholder may be directly adverse to Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation) and even though KMR may have represented the Surviving Corporation in a matter substantially related to such dispute. Parent further agrees that, as to all communications among KMR, the Surviving Corporation, the Key Securityholders and the Securityholder Representative or any of their Affiliates or representatives that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Securityholder Representative and may be controlled by the Securityholder Representative and shall not pass to or be claimed by Parent or the Surviving Corporation. The Securityholder Representative, the Surviving Corporation and Parent further agree that KMR and its partners and employees are third-party beneficiaries of this Section 9.21.

9.22. Judicial Procedure. Nothing in Sections 9.19 or 9.20 shall be construed to prevent any party from seeking from a court of competent jurisdiction a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Sections 9.19 or 9.20.

9.23. Securityholder Representative. Each of the Securityholders hereby irrevocably constitutes, designates and appoints Michael Halberda as the sole representative, agent and attorney for and on behalf of each Securityholder and each Securityholder Group Member (the “Securityholder Representative”) to (a) represent and act for it, him or her for all purposes relating to, make any and all determinations and agreements in connection with, and take or refrain from taking any other actions for and on his, her or its behalf pursuant to, this Agreement, any Securityholder Ancillary Agreement (other than the Amended and Restated Employment Agreements and the Non-Competition Agreements), any Company Ancillary Agreement or any Parent Ancillary Agreement, (b) give and receive notices and communications, organize or assume defense of third-party claims, agree to, negotiate, or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to third-party claims including pursuant to Article VIII and Sections 9.19 and 9.20, (c) take or refrain from taking any other actions specified in this Agreement, any Securityholder Ancillary Agreement (other than the Amended and Restated Employment Agreements and the Non-Competition Agreements), any Company Ancillary Agreement or any Parent Ancillary Agreement to be taken by any Securityholder, the Securityholder Representative or any Securityholder Group Member, (d) authorize releases from the Escrow Account, and (e) to take all actions necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing in accordance with the terms and provisions of this Agreement, any Securityholder Ancillary Agreement (other than the Amended and Restated Employment Agreements and the Non-Competition Agreements), any Company Ancillary Agreement or any Parent Ancillary Agreement. Any decision, act, consent, agreement or instruction of the Securityholder Representative shall constitute a decision, act, consent, agreement or instruction of each Securityholder and each Securityholder Group Member and shall be final, binding and conclusive and Parent may rely upon the same. This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of the Securityholders or by operation of law, whether by death or incapacity of any Securityholder or by the occurrence of any other event. Each Securityholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Securityholder Representative pursuant to this Section 9.23. If Michael Halberda or any successor to such person as the Securityholder Representative dies or is unwilling or unable to serve as the Securityholder Representative, then the Securityholders hereby agree that Jeffrey MacDonald shall be appointed as the successor to act as the Securityholder Representative. Notices or communications to or from the Securityholder Representative hereunder shall constitute notice to or from each of the Securityholders. Each Securityholder shall, in proportion to such Securityholder’s respective Securityholder Percentage (other than any matters involving less than all of the Securityholders for which the applicable Securityholders shall bear their respective pro rata share of such costs and expenses), pay or reimburse the Stockholder Representative, upon presentation of an invoice, for all costs and expenses of the Stockholder Representative (including, without limitation, fees and expenses of counsel to the Stockholder Representative) in connection with: (i) the enforcement of this Agreement and/or any Securityholder Ancillary Agreement (other than the Amended and Restated Employment Agreements and the Non-Competition Agreements), any Company Ancillary Agreement or any Parent Ancillary Agreement and/or the protection or preservation of the rights of each Securityholder and/or the Securityholders against Parent, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement and/or any Securityholder Ancillary Agreement (other than the Amended and Restated Employment Agreements and the Non-Competition Agreements), any Company Ancillary Agreement or any Parent Ancillary Agreement (whether or not any such amendment, modification or waiver is signed or becomes effective) (collectively, the “Securityholder Representative Expenses”). Such amounts shall first be paid out of an advance amount equal to One Million Dollars ($1,000,000)

(together with any interest thereon, the “Advance Amount”), which will be delivered by Parent to the Securityholder Representative at Closing as a deduction from the Estimated Cash Closing Consideration and which the Securityholder Representative may maintain in a separate account for application under this Section 9.23. Any portion of the Advance Amount remaining after final settlement of the Contingent Payment pursuant to Section 2.8 and payment of the Securityholder Representative Expenses shall be distributed to the Securityholders in proportion to their respective Securityholder Percentages. In addition, the Securityholder Representative may reduce any amounts distributed under the Escrow Agreement to the Securityholders for any amounts due by the Securityholders under this Section 9.23. The Securityholder Representative shall not be liable to any Securityholder for any action or omission taken or omitted to be taken by the Securityholder Representative in good faith under this Agreement, and each Securityholder, in proportion to their respective Securityholder Percentages (other than any claims involving less than all of the Securityholders for which the applicable Securityholders shall bear their respective pro rata share of such costs and expenses), for itself and for his, her or its heirs, executors, legal representatives and assigns, hereby agrees to indemnify and hold harmless the Securityholder Representative from and against any and all claims that may arise against the Securityholder Representative by reason of the Securityholder Representative’s actions or inactions hereunder in its capacity as the Securityholder Representative (except in the case of fraud or intentional or willful misconduct on the part of the Securityholder Representative) or against the Securityholder Representative, in its capacity as such, by reason of such Securityholder’s fraud, misrepresentation, breach of representation or warranty or non-fulfillment of any obligation of such Securityholder contained in this Agreement. In the event any Securityholder (a “Defaulting Securityholder”) fails to indemnify the Securityholder Representative within sixty (60) days of the date of demand by the Securityholder Representative for such indemnity, the other Securityholders shall, in proportion to their respective Securityholder Percentages (other than any claims involving less than all of the Securityholders for which the applicable Securityholders shall bear their respective pro rata share), make such indemnity payment and shall be subrogated to the rights of the Securityholder Representative against the Defaulting Securityholder to the extent of such payments. Notwithstanding anything to the contrary set forth herein, if any of the loans made by the Company to directors, officers or employees described in Section 3.2(k) are not repaid within seven (7) days after the Closing Date, the Securityholder Representative shall purchase from the Surviving Corporation, using funds from the Advance Amount, each such loan which is not so repaid, for an amount equal to the aggregate principal amount thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

NAVIGANT CONSULTING, INC.

By	/s/ Julie M. Howard
Name:	Julie M. Howard
Its:	Chief Executive Officer

BOBCAT ACQUISITION CORPORATION

By	/s/ Monica M. Weed
Name:	Monica M. Weed
Its:	Vice President & Secretary

CYMETRIX CORPORATION

By	/s/ Michael Halberda
Name:	Michael Halberda
Its:	Chief Executive Officer

Individual Key Securityholders:

/s/ Michael Halberda
Michael Halberda

/s/ Jeffrey MacDonald
Jeffrey MacDonald

RLH Investors, L.P.

By:	Riordan, Lewis & Haden, LLC
Its:	General Partner

By	/s/ Murray Rudin
Name:	Murray Rudin
Its:	Managing Member

Signature Page to Agreement and Plan of Merger

CEO Fund, L.P.

By:	RLH, Inc.
Its:	General Partner

By	/s/ Murray Rudin
Name:	Murray Rudin
Its:	Vice President

Signature Page to Agreement and Plan of Merger